Filed Pursuant to Rule 424(b)(5)

Registration No. 333-159841

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
3.50% Senior Notes due 2015	$600,000,000	99.517%	$597,102,000	$42,573.37
5.00% Senior Notes due 2020	$600,000,000	99.637%	$597,822,000	$42,624.71
6.25% Senior Notes due 2040	$300,000,000	99.084%	$297,252,000	$21,194.07

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933 (the “Securities Act”). Total registration fee is $106,392.15.

Prospectus Supplement

(To Prospectus Dated June 8, 2009)

$1,500,000,000

Aon Corporation

$600,000,000 3.50% Senior Notes due 2015

$600,000,000 5.00% Senior Notes due 2020

$300,000,000 6.25% Senior Notes due 2040

We are offering $600,000,000 aggregate principal amount of our 3.50% senior notes due 2015 (the “2015 Notes”), $600,000,000 aggregate principal amount of our 5.00% senior notes due 2020 (the “2020 Notes”) and $300,000,000 aggregate principal amount of our 6.25% senior notes due 2040 (the “2040 Notes”). The 2015 Notes, the 2020 Notes and the 2040 Notes are collectively referred to herein as the “Notes.”

The 2015 Notes will mature on September 30, 2015, the 2020 Notes will mature on September 30, 2020 and the 2040 Notes will mature on September 30, 2040. We will pay interest on the Notes of each series on each March 30 and September 30, commencing on March 30, 2011.

We may redeem the Notes of any series at any time, and from time to time, by paying to the holders thereof 100% of the principal amount plus a make-whole redemption premium as described in this prospectus supplement under “Description of the Notes—Optional Redemption.” If a Change of Control Repurchase Event occurs as described in this prospectus supplement under “Description of the Notes—Change of Control Repurchase Event,” we will be required to offer to purchase all of the Notes from the holders at a price equal to 101% of the principal amount thereof.

The Notes are being offered to finance in part our merger with Hewitt Associates, Inc. (“Hewitt”). Upon consummation of the offering of the Notes, we will deposit the net proceeds from this offering into escrow as described in “Description of the Notes—Escrow of Proceeds; Special Mandatory Redemption.” If the merger with Hewitt does not occur on or prior to March 31, 2011, or if the Merger Agreement is terminated at any time prior thereto, we will be required to redeem all of the Notes offered hereby at a redemption price equal to 101% of the aggregate principal amount of the Notes, plus accrued and unpaid interest from the date of initial issuance, or the most recent date to which interest has been paid or duly provided for, as the case may be, to but excluding the Special Mandatory Redemption Date. See “Use of Proceeds” and “Description of the Notes—Escrow of Proceeds; Special Mandatory Redemption.”

The Notes will be unsecured and will rank senior to all our existing and future subordinated debt and will rank equally in right of payment with our existing and future unsecured senior debt. The Notes will not have the benefit of all of the covenants applicable to some of our existing unsecured senior debt. The Notes will be effectively subordinated to any secured debt we may have or incur in the future. The Notes will be structurally subordinated to the debt and all other obligations of our subsidiaries.

Investing in the Notes involves a high degree of risk. See “Risk Factors” beginning on page S-14 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per 2015 Note	Per 2020 Note	Per 2040 Note	Total
Public offering price	99.517%	99.637%	99.084%	$1,492,176,000
Underwriting discount	0.500%	0.550%	0.875%	$8,925,000
Proceeds to us (before expenses)	99.017%	99.087%	98.209%	$1,483,251,000

Interest on the Notes will accrue from September 10, 2010.

The Notes will not be listed on any securities exchange. Currently, there are no public markets for the Notes.

The underwriters expect to deliver the Notes for purchase on or about September 10, 2010, in book-entry form through the facilities of The Depository Trust Company and its participants, including Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V.

Joint Book-Running Managers

Credit Suisse	Morgan Stanley	BofA Merrill Lynch

Deutsche Bank Securities		RBS

Co-Managers

Aon Benfield Securities, Inc.	ANZ Securities	Loop Capital Markets

RBC Capital Markets	UBS Investment Bank	Wells Fargo Securities

The date of this prospectus supplement is September 7, 2010.

Prospectus Supplement

Prospectus

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The information appearing or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of the date of the document in which the information appears. Our business, financial condition, results of operations and prospects may have changed since the date of the relevant document. Neither the delivery of this prospectus supplement and the accompanying prospectus nor any sale made hereunder shall under any circumstance imply that the information in or incorporated by reference in this prospectus supplement or the accompanying prospectus is correct as of any date subsequent to the date of the document in which the information appears.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with the documents incorporated by reference and the additional information described below under the heading “Where You Can Find More Information.”

If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Any statement made in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Except as so modified or superseded, any statement so modified or superseded will not be deemed to constitute a part of this prospectus supplement. See “Incorporation of Certain Documents by Reference” in this prospectus supplement.

In this prospectus supplement, except as otherwise indicated herein, references to “Aon,” the “Company,” “we,” “us” or “our” refer to Aon Corporation and its subsidiaries and, in the context of the Notes, “Aon,” the “Company,” “we,” “us” and “our” shall only refer to Aon Corporation, the issuer of the Notes.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In accordance with the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). Our SEC file number is 001-07933. You can read and copy this information at the following location of the SEC:

Public Reference Room

100 F Street, N.E.

Room 1850

Washington, D.C. 20549

You can also obtain copies of these materials from this public reference room, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on its public reference room. The SEC also maintains a web site that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of that site is www.sec.gov.

This prospectus supplement and the accompanying prospectus, which form a part of the registration statement, do not contain all the information that is included in the registration statement. You will find additional information about us in the registration statement. Any statements made in this prospectus supplement, the accompanying prospectus or any documents incorporated by reference herein or the accompanying prospectus concerning the provisions of legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and any documents incorporated by reference into this prospectus supplement or the accompanying prospectus contain certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to expectations or forecasts of future events. They use words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “project,” “intend,” “plan,” “potential,” and other similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would.” You can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. For example, we may use forward-looking statements when addressing topics such as: market and industry conditions, including competitive and pricing trends; changes in our business strategies and methods of generating revenue; the development and performance of our services and products; changes in the composition or level of our revenues; our cost structure and the outcome of cost-saving or restructuring initiatives; the outcome of contingencies; dividend policy; the expected impact of acquisitions and dispositions; pension obligations; cash flow and liquidity; future actions by regulators; and the impact of changes in accounting rules. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include:

•	changes in global equity and fixed income markets that could affect the return on invested assets;

•	fluctuations in exchange and interest rates that could impact revenue and expense;

•	rating agency actions that could affect our ability to borrow funds;

•	changes in the funding status of our various defined benefit pension plans and the impact of any increased pension funding resulting from those changes;

•	changes in the competitive environment;

•

the impact on risk and insurance services commission revenues of changes in the availability of, and the premium insurance carriers charge for, insurance and reinsurance products, including the impact on premium rates and market capacity attributable to catastrophic events;

•	the outcome of inquiries from regulators and investigations related to compliance with the U.S. Foreign Corrupt Practices Act and non-U.S. anti-corruption laws;

•

the impact of investigations brought by U.S. state attorneys general, U.S. state insurance regulators, U.S. federal prosecutors, U.S. federal regulators, and regulatory authorities in the U.K. and other countries;

•	the impact of class actions and individual lawsuits including client class actions, securities class actions, derivative actions and ERISA class actions;

•	the cost of resolution of other contingent liabilities and loss contingencies, including potential liabilities arising from errors and omissions claims;

•	the ability to realize the anticipated benefits to us of our merger with Benfield Group Limited (“Benfield”);

•	the possibility that the expected efficiencies and cost savings from the proposed transaction with Hewitt will not be realized, or will not be realized within the expected time period;

•	the ability to obtain governmental approvals of the Hewitt merger on the proposed terms and schedule contemplated by the parties;

•	the failure of stockholders of Hewitt to approve the proposal to adopt the Merger Agreement (as defined herein);

•	the failure of the stockholders of Aon to approve the issuance of Aon common stock to Hewitt stockholders in the merger;

•	the risk that the Aon and Hewitt businesses will not be integrated successfully;

•	disruption from the proposed Hewitt transaction making it more difficult to maintain business and operational relationships with customers, partners and others;

•	the possibility that the proposed Hewitt transaction does not close, including, but not limited to, due to the failure to satisfy the closing conditions;

•	general economic conditions in different countries in which Aon and Hewitt do business around the world;

•	the loss of key Aon or Hewitt employees following the merger;

•	the extent to which Aon and Hewitt retain existing clients and attract new businesses;

•

the extent to which Aon and Hewitt manage certain risks created in connection with the various services, including fiduciary and advisory services, among others, that Aon and Hewitt currently provide, or will provide in the future, to clients;

•	the ability to implement restructuring initiatives and other initiatives intended to yield cost savings, and the ability to achieve those cost savings; and

•

the impact of, and potential challenges in complying with, legislation and regulation in the jurisdictions in which Aon and Hewitt operate, particularly given the global scope of Aon’s and Hewitt’s businesses and the possibility of conflicting regulatory requirements across jurisdictions in which Aon and Hewitt do business.

Any or all of our forward-looking statements may turn out to be inaccurate, and there are no guarantees about our performance. The factors identified above are not exhaustive. Aon and its subsidiaries operate in a dynamic business environment in which new risks may emerge frequently. Accordingly, you should not place undue reliance on forward-looking statements, which speak only as of the dates on which they are made. We are under no obligation (and expressly disclaim any obligation) to update or alter any forward-looking statement that we may make from time to time, whether as a result of new information, future events or otherwise. Further information about factors that could materially affect Aon, including our results of operations and financial condition and our potential merger with of Hewitt, is contained in the “Risk Factors” section in this prospectus supplement and in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of our Annual Report on Form 10-K for the year ended December 31, 2009 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010, in each case as filed with the SEC. Further information about information that could materially affect Hewitt is contained in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of Hewitt’s Annual Report on Form 10-K for the year ended September 30, 2009 and Quarterly Reports on Form 10-Q for the quarters ended December 31, 2009, March 31, 2010 and June 30, 2010, in each case as filed with the SEC.

SUMMARY

This summary highlights certain information about us and the offering of the Notes. This summary does not contain all the information that may be important to you. You should carefully read this entire prospectus supplement, the accompanying prospectus and those documents incorporated by reference into this prospectus supplement and the accompanying prospectus, including the risk factors and the financial statements and related Notes, before making an investment decision.

Aon Corporation

Overview

Aon Corporation provides risk management and human capital consulting services, delivering distinctive client value via innovative and effective risk management solutions, including insurance and reinsurance brokerage and workforce productivity solutions. Aon’s technical expertise is delivered locally through colleagues worldwide.

We serve clients through the following businesses:

•

Risk and Insurance Brokerage Services acts as an advisor and insurance broker, helping clients manage their risks, as well as negotiating and placing insurance risk with insurance carriers through our global distribution network.

•	Consulting provides advice and services to clients related to health and benefits, retirement, compensation, strategic human capital, and human resource outsourcing.

Our clients include corporations and businesses, insurance companies, professional organizations, independent agents and brokers, governments, and other entities. We also serve individuals through personal lines, affinity groups, and certain specialty operations.

Aon was incorporated in 1979 under the laws of Delaware, and is the parent corporation of both long-established and acquired companies. As of December 31, 2009, we had approximately 36,200 employees and conduct our operations through various subsidiaries in more than 120 countries and sovereignties.

Pending Merger with Hewitt

On July 11, 2010, we, Alps Merger Corp. (“Merger Sub”), a wholly owned subsidiary of ours, Alps Merger LLC (“Merger LLC”), a wholly owned subsidiary of ours, and Hewitt entered into an Agreement and Plan of Merger (the “Merger Agreement”), which is incorporated herein by reference to our Current Report on Form 8-K filed with the SEC on July 12, 2010, providing for the merger of Hewitt with Aon, which we sometimes refer to as the “transaction.” Subject to the terms and conditions of the Merger Agreement, which has been approved by the board of directors of each of the parties, Merger Sub will be merged with and into Hewitt, with Hewitt continuing as the surviving corporation and a wholly owned subsidiary of Aon, which we sometimes refer to as the “merger.” Immediately following completion of the merger, Hewitt would merge with and into Merger LLC, with Merger LLC surviving the subsequent merger as a wholly owned subsidiary of Aon. There can be no assurance that the merger will be completed.

If the merger is consummated, each share of Class A common stock of Hewitt outstanding immediately prior to the effective time would convert into, at the election of each of the holders of Hewitt common stock, (i) 0.6362 of a share of common stock of Aon and $25.61 in cash, (ii) an amount of cash (rounded to two decimal places), without interest, equal to the sum of (a) $25.61 and (b) the product obtained by multiplying 0.6362 by the closing volume-weighted average price of Aon common stock, rounded to four decimal points, on the NYSE for the period of ten consecutive trading days ending on the second full trading day prior to the effective time of the merger (calculated as (1) the sum of (A) the share price of each trade of common stock during the ten trading day period multiplied by (B) the number of shares of Aon common stock traded in such trade, divided by (2) the total number of shares of Aon common stock traded during the ten day trading period), which price we refer to as the closing Aon VWAP, or (iii) a number of shares of Aon common stock equal to the sum of (a) 0.6362 and (b) the quotient (rounded to four decimal places) obtained by dividing $25.61 by the closing Aon VWAP. The consideration to be paid to holders of Hewitt common stock electing to receive the cash consideration or the stock consideration described above in connection with the merger is subject, pursuant to the terms of the Merger Agreement, to automatic proration and adjustment, as applicable, to ensure that the amount of cash paid and the number of shares of Aon common stock issued by Aon in the merger each represents approximately 50% of the aggregate merger consideration (taking into account the roll-over of Hewitt stock options into options exercisable for Aon common stock).

Hewitt is a leading global provider of human resources outsourcing and consulting services. Hewitt helps its clients generate greater value from their investment in their people by helping them solve their most complex human resources, benefit and related financial challenges. Founded in 1940, Hewitt began as a provider of actuarial services for sponsors of retirement plans and executive compensation consulting services. Over the last seven decades, Hewitt expanded to provide a full range of human capital services that anticipate its clients’ changing business needs.

Hewitt’s total revenues and net income for its fiscal year ended September 30, 2009 were $3.1 billion and $265 million, respectively and for the nine months ended June 30, 2010 were $2.3 billion and $204 million, respectively. Hewitt’s common stock is listed on the New York Stock Exchange. Hewitt files reports and other information with the New York Stock Exchange and the SEC.

As described below under “—Aon Corporation—Merger Agreement,” the consummation of the merger is subject to certain conditions, including, among others, the adoption of the Merger Agreement by Hewitt’s stockholders and the approval of the issuance of our common stock by our stockholders.

Transaction Rationale

In determining to pursue the merger with Hewitt, our board of directors considered, among other things, the following factors relating to the merger:

•

the areas of risk and human capital are becoming increasingly linked and our combination with Hewitt would create the world’s preeminent provider of risk and human capital solutions, with the ability to offer enhanced and diverse services and solutions to Aon and Hewitt clients across all market segments;

•

the combined Aon Hewitt business would represent a leading global brand with revenues of approximately $4.3 billion and would supplement Aon’s existing number one ranking in terms of revenues as an advisor in the areas of primary insurance brokerage, reinsurance brokerage and captive management;

•

the combined Aon Hewitt business is expected to have a number one ranking in revenues in the areas of benefits administration and Human Resource Business Process Outsourcing (“HR BPO”), as well as allow Aon to assume a leading market position in human resources consulting;

•

Aon and Hewitt share a complementary product portfolio across the benefits administration and consulting businesses, which would offer significant cross-selling opportunities within the combined Aon Hewitt business, allowing Aon to offer certain products to Hewitt’s predominantly large corporate client base and allowing Hewitt to offer certain products to Aon’s predominantly middle market client base;

•

the combination would facilitate cross-selling across segments, including the marketing of Hewitt’s benefits outsourcing and HR BPO services to Aon’s existing clients, as well as the marketing of Aon’s risk services product portfolio to Hewitt’s existing clients;

•	the combined Aon and Hewitt client base in the human capital solutions area would create a diversified geographic presence that would likely provide additional cross-selling opportunities;

•

though no particular level of cost synergies could be assured, the combination is estimated to yield significant potential cost synergies in the principal areas of consolidated corporate governance, reduced public company costs, reduced labor and shared platform costs of approximately $355 million on an annual basis in 2013;

•	the similar management styles and comparable corporate cultures of the two companies would allow the companies to easily and quickly integrate their operations; and

•	Aon’s history and experience in integrating businesses in prior significant transactions, including the acquisition of Benfield in 2008.

For the discussion of various factors that could prohibit or limit us from realizing some or all of these benefits, see the discussion in this prospectus supplement under “Risk Factors.”

Merger Agreement

Conditions

The Merger Agreement provides that the consummation of the merger with Hewitt is subject to certain conditions, including, among others, the adoption of the Merger Agreement by Hewitt’s stockholders, the approval of the issuance of common stock in the merger by our stockholders, the expiration or earlier termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), which expiration occurred on August 23, 2010, and the receipt of other material antitrust approvals as described below under “—Aon Corporation—Merger Agreement—Governmental Approvals.” The meeting of Hewitt’s stockholders to vote on the merger is currently scheduled to take place on September 20, 2010. The meeting of our stockholders to approve the issuance of common stock in the merger is currently scheduled to take place on September 20, 2010. There can be no assurance as to whether or, if so, when the conditions to consummation of the merger will be satisfied.

Covenants

The Merger Agreement contains customary covenants, including covenants providing for no solicitation of alternate transactions by Hewitt and for each of the parties to use reasonable best efforts to cause the transaction to be consummated.

Governmental Approvals

Aon and Hewitt have each agreed to use their respective reasonable best efforts to obtain all governmental and regulatory approvals required to complete the transactions contemplated by the Merger Agreement. These approvals include approval under, or the expiration or termination of waiting periods pursuant to, the HSR Act, the EC Merger Regulation (Regulation 139 of 2004), the Investment Canada Act, the Competition Act (Canada) and other applicable regulatory laws. The waiting period under the HSR Act expired on August 23, 2010, and Aon received a “no action” letter from Canada’s Competition Bureau on September 7, 2010.

Termination

The Merger Agreement contains certain termination rights for both Aon and Hewitt. If the Merger Agreement is terminated, Hewitt may be required in certain specified circumstances to pay a termination fee of $190 million to Aon. If the Merger Agreement is terminated under certain other specified circumstances, Aon may be required to pay a termination fee of $190 million to Hewitt or, if the Merger Agreement is terminated under certain specified circumstances relating to Aon’s failure to obtain the requisite financing for the merger, a termination fee of $225 million to Hewitt. If the Merger Agreement is terminated under certain circumstances, Hewitt may also be required to reimburse Aon for its expenses incurred in connection with the merger in an aggregate amount not to exceed $50 million.

Financing

Aon intends to finance all or a portion of the cash component of the merger consideration. On August 13, 2010, we entered into a three-year term credit agreement, which we refer to as the “term loan credit agreement,” with Credit Suisse AG, as administrative agent, and the lenders party thereto, which we refer to collectively as the “term loan lenders,” pursuant to which, subject to the conditions set forth therein, the term loan lenders committed to provide an unsecured term loan financing of up to $1.0 billion. Concurrently with entering into the term loan credit agreement, Aon entered into a senior bridge term loan credit agreement, which we refer to as the “bridge credit agreement,” with Credit Suisse AG, as administrative agent, and the lenders party thereto, which we refer to collectively as the “bridge lenders,” pursuant to which, subject to the conditions set forth therein, the bridge lenders committed to provide an unsecured bridge financing of up to $1.5 billion. The term loan credit agreement will mature three years following the closing date of the merger, and the bridge credit agreement will mature 364 days following the closing date of the merger. The term loan credit agreement and the bridge credit agreement provide, among other things, that funding under each of those agreements is subject to certain conditions.

Under the terms of the bridge credit agreement, we have the option to issue up to $1.5 billion in senior notes in lieu of all or a portion of the drawing under the bridge credit agreement or to refinance all or a portion of the bridge credit agreement at a later date which will automatically and permanently reduce the bridge lenders’ commitments under the bridge credit agreement in an aggregate amount equal to the net proceeds of this offering. The Notes in this offering are being issued in lieu of our drawing on the bridge credit agreement.

Offering Summary

The following is a summary of some of the terms of this offering. For a more complete description of the terms of the Notes, please refer to “Description of the Notes” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus.

Issuer	Aon Corporation.

Notes Offered	$600,000,000 aggregate principal amount of Senior Notes due 2015.

$600,000,000 aggregate principal amount of Senior Notes due 2020.

$300,000,000 aggregate principal amount of Senior Notes due 2040.

Maturity	2015 Notes: September 30, 2015.

2020 Notes: September 30, 2020.

2040 Notes: September 30, 2040.

Interest Rate	The 2015 Notes will bear interest from September 10, 2010 at the rate of 3.50% per annum, payable semiannually in arrears.

The 2020 Notes will bear interest from September 10, 2010 at the rate of 5.00% per annum, payable semiannually in arrears.

The 2040 Notes will bear interest from September 10, 2010 at the rate of 6.25% per annum, payable semiannually in arrears.

Interest Payment Dates	We will pay interest on the 2015 Notes on each March 30 and September 30, commencing on March 30, 2011. We will pay interest on the 2020 Notes on each March 30 and September 30, commencing on March 30, 2011. We will pay interest on the 2040 Notes on each March 30 and September 30, commencing on March 30, 2011.

Ranking	The Notes of each series are unsecured and will rank equally in right of payment with the other series of Notes and all of our other existing and future senior unsecured indebtedness.

The Notes will be effectively subordinated to all of the secured indebtedness of Aon Corporation (excluding its subsidiaries). As of June 30, 2010, we had no secured indebtedness for borrowed money. The Notes will be structurally subordinated to all of the secured and unsecured indebtedness and other liabilities of our subsidiaries. As of June 30, 2010, on a pro forma basis after giving effect to the merger and related transactions as described under “Aon Corporation and Hewitt Associates, Inc. Unaudited Pro Forma Condensed Combined Financial Statements,” our subsidiaries would have had approximately $6.8 billion of outstanding indebtedness and other liabilities, including trade payables, pension and other post employment liabilities, other current and non-current liabilities but excluding intercompany liabilities and fiduciary liabilities, or 30% of our total liabilities.

Optional Redemption	We may redeem any series of Notes at our option, at any time in whole or from time to time in part, at a redemption price equal to the greater of:

•	100% of the principal amount of the Notes being redeemed; and

•

the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined herein), plus 35 basis points in the case of the 2015 Notes, plus 40 basis points in the case of the 2020 Notes and plus 40 basis points in the case of the 2040 Notes.

We will also pay accrued and unpaid interest to the redemption date. See “Description of the Notes—Optional Redemption.”

Escrow of Proceeds; Special Mandatory Redemption	Upon consummation of the offering of the Notes, we will deposit the net proceeds into an escrow account. If we do not consummate the merger with Hewitt on or prior to March 31, 2011, or the Merger Agreement is terminated at any time prior thereto, we must redeem all of the Notes at a redemption price equal to 101% of the aggregate principal amount of the Notes, plus accrued and unpaid interest from the date of initial issuance, or the most recent date to which interest has been paid or provided for, as the case may be, to but excluding the Special Mandatory Redemption Date. See “Description of the Notes—Escrow of Proceeds; Special Mandatory Redemption.”

Change of Control Repurchase Event	If a Change of Control Repurchase Event occurs as described under “Description of the Notes—Change of Control Repurchase Event,” we will be required to offer to purchase all of the Notes from holders at a price equal to 101% of the aggregate principal amount thereof.

Covenants	The indenture includes requirements that must be met if we consolidate with or merge into, or transfer or lease our assets substantially as an entirety to, another entity or person.

Use of Proceeds	We intend to use the net proceeds of this offering to pay a portion of the cash consideration for our merger with Hewitt, to refinance existing indebtedness of Hewitt and its subsidiaries and to pay certain fees and expenses relating to the merger. See “Use of Proceeds.”

Absence of Market	The Notes are a new issue of securities with no established trading market. We currently have no intention to apply to list the Notes on any securities exchange or to seek their admission to trading on any automated quotation system. Accordingly, we cannot provide assurance as to the development or liquidity of any market for any series of the Notes. See “Underwriting.”

Risk Factors	See “Risk Factors” beginning on page S-14 of this prospectus supplement for important information regarding us and an investment in the Notes.

Further Issuances	We may, from time to time, without the written consent of or notice to holders of the Notes, create and issue additional notes having the same terms and conditions as the Notes of any series in all respects (other than the issue date, issue price, and to the extent applicable, first date of interest accrual and first interest payment date of such notes). Those additional notes will be consolidated with and form a single series with the previously outstanding Notes of that series.

Conflicts of Interest	The underwriters and their affiliates have provided, and may in the future provide, investment banking, commercial lending, financial advisory and other services for us as well as for Hewitt. They have received customary fees and expenses for these services. In particular, Credit Suisse AG is administrative agent and affiliates of the underwriters are joint lead arrangers, joint bookrunners and/or lenders under our term loan credit agreement that is available to provide financing for a portion of the purchase price for our merger with Hewitt. In addition, Credit Suisse AG is administrative agent and affiliates of the underwriters are joint lead arrangers, joint bookrunners and/or lenders under our bridge credit agreement that is available to provide short-term financing for a portion of the purchase price for our merger with Hewitt. Pursuant to its terms, the bridge lenders’ commitments under the bridge credit agreement will be automatically and permanently reduced in an aggregate amount equal to the net proceeds of this offering and will no longer be available to us after this offering. Further, Credit Suisse is acting as financial advisor to us in connection with the transaction, and will receive a contingent payment in the event of the successful completion of the merger.

In addition, Aon Benfield Securities, Inc. is an indirect wholly owned subsidiary of Aon. This offering is subject to, and will be conducted in compliance with, the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc. (“FINRA”) regarding a FINRA member firm distributing the securities of an affiliate.

Summary Selected Historical and Pro Forma Financial Data

The following table sets forth the selected historical consolidated financial and operating data for Aon. The selected consolidated financial and operating data as of and for the years ended December 31, 2009, 2008 and 2007 have been derived from Aon’s audited consolidated financial statements and related notes contained in its Annual Report on Form 10-K for the year ended December 31, 2009, which is incorporated by reference into this prospectus supplement. The selected consolidated financial and operating data as of and for the six months ended June 30, 2010 and 2009 have been derived from Aon’s unaudited condensed consolidated financial statements, and related notes contained in Aon’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010, which is incorporated by reference into this prospectus supplement, except that the balance sheet data as of June 30, 2009 has been derived from Aon’s unaudited condensed consolidated financial statements contained in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2009, which has not been incorporated by reference in this prospectus supplement. The results for the six months ended June 30, 2010 and 2009 are not necessarily indicative of the results that may be expected for the entire fiscal year. Aon’s unaudited interim financial statements reflect all adjustments that management of Aon considers necessary for fair presentation of the financial position and results of operations for such periods in accordance with United States generally accepted accounting principles, which we refer to as GAAP. Historical results are not necessarily indicative of the results that may be expected for any future period. This selected consolidated financial and operating data should be read in conjunction with Aon’s audited consolidated financial statements, the notes related thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Aon’s Annual Report on Form 10-K for the year ended December 31, 2009 and Aon’s unaudited consolidated financial statements, the notes related thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Aon’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010. See “Incorporation of Certain Documents by Reference” in this prospectus supplement.

The following table also sets forth selected unaudited pro forma condensed combined statement of income data for the six months ended June 30, 2010 and year ended December 31, 2009 reflecting the merger and related transactions as if they had occurred on January 1, 2009. The following selected unaudited pro forma condensed combined balance sheet data as of June 30, 2010 reflects the merger and related transactions as if they had occurred on June 30, 2010. Such unaudited pro forma condensed combined financial data is based on the historical financial statements of Aon and Hewitt and on publicly available information and certain assumptions and adjustments as discussed in the section entitled “Aon Corporation and Hewitt Associates, Inc. Unaudited Pro Forma Condensed Combined Financial Statements” in this prospectus supplement, including assumptions relating to the allocation of the consideration paid for the assets and liabilities of Hewitt based on preliminary estimates of their fair value. This unaudited pro forma condensed combined financial information is provided for illustrative purposes only and is not necessarily indicative of what the operating results or financial position of Aon or Hewitt would have been had the merger and related transactions been completed at the beginning of the periods or on the dates indicated, nor are they necessarily indicative of any future operating results or financial position. Aon and Hewitt may have performed differently had they been combined during the periods presented. The following should be read in connection with “Aon Corporation and Hewitt Associates, Inc. Unaudited Pro Forma Condensed Combined Financial Statements” in this prospectus supplement and other information included in or incorporated by reference into this prospectus supplement.

	Historical					Pro Forma
	Six Months Ended June 30, 2010	Six Months Ended June 30, 2009	Year Ended December 31, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007	Six Months Ended June 30, 2010	Year Ended December 31, 2009
	(millions, except per share data)
Income Statement Data
Commissions, fees and other	$3,774	$3,684	$7,521	$7,357	$7,054	$5,297	$10,595
Fiduciary investment income	28	44	74	171	180	28	74

Total revenue	$3,802	$3,728	$7,595	$7,528	$7,234	$5,325	$10,669

Operating income	$541	$586	$1,021	$940	$1,003	$667	$1,308
Income from continuing operations	370	388	681	637	675	445	802
Income from discontinued operations(2)	(26)	52	111	841	202	N/A	N/A
Net Income	$344	$440	$792	$1,478	$877	$445	$802
Less: Net income attributable to noncontrolling interests	13	11	45	16	13	13	45

Net income attributable to Aon stockholders	$331	$429	$747	$1,462	$864	$432	$757

Basic Net Income Per Share Attributable to Aon Stockholders(5)
Continuing operations	$1.29	$1.32	$2.25	$2.12	$2.17	$1.27	$2.18
Discontinued operations	(0.10)	0.19	0.39	2.87	0.66	N/A	N/A
Net Income	$1.19	$1.51	$2.64	$4.99	$2.83	$1.27	$2.18

Diluted Net Income Per Share Attributable to Aon Stockholders(5)
Continuing operations	$1.27	$1.29	$2.19	$2.04	$2.04	$1.25	$2.13
Discontinued operations	(0.09)	0.18	0.38	2.76	0.62	N/A	N/A
Net Income	$1.18	$1.47	$2.57	$4.80	$2.66	$1.25	$2.13

Balance Sheet Data
Fiduciary assets(6)	$12,226	$12,323	$10,835	$10,678	$9,498	$12,340
Goodwill and intangible assets(1)	6,463	6,659	6,869	6,416	5,119	11,913
Total assets	23,956	24,438	22,958	22,940	24,929	30,820
Total debt	1,601	1,249	1,998	1,872	1,893	4,464
Total equity(3)(4)	5,478	6,008	5,431	5,415	6,261	7,838
Common Stock and Other Data
Dividends paid per share	$0.30	$0.30	$0.60	$0.60	$0.60	$0.30	$0.60
Price range:
High	44.34	46.19	46.19	50.00	51.32
Low	37.06	34.81	34.81	32.83	34.30
At year-end
Market price	$37.12	$37.87	$38.34	$45.68	$47.69
Common stockholders			9,883	9,089	9,437
Shares outstanding	269.7	274.5	266.2	271.8	304.6
Number of employees			36,200	37,700	42,500

(1)	In 2008, Aon completed the acquisition of Benfield. In connection with the acquisition, Aon recorded intangible assets of $1.7 billion.
(2)	Aon has sold certain businesses whose results have been reclassified as discontinued operations, including AIS Management Corporation and Aon’s P&C Operations (both sold in 2009), Combined Insurance Company of America and Sterling Life Insurance Company (both sold in 2008).

(3)	Effective January 1, 2009, Aon adopted a new accounting standard requiring non-controlling interests to be separately presented as a component of total equity. Prior years have been adjusted to conform to the new standard.
(4)	In 2006, Aon adopted an accounting standard that required Aon to reflect the funded status of the pension and postretirement plans in Aon’s consolidated statements of financial position, which reduced total equity by $349 million. Retrospective application was not permitted.
(5)	Effective January 1, 2009, Aon adopted additional guidance regarding participating securities and computing net income per share using the two-class method. Prior years’ basic and diluted net income per share have been adjusted to conform to the new guidance.
(6)	Represents insurance premiums receivables from clients as well as cash and investments held in a fiduciary capacity.

RISK FACTORS

You should carefully consider the risks described below, the risks set forth in the accompanying prospectus and the other information set forth in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein before making an investment decision. These risks include those set forth in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2009 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010 and the “Risk Factors” section of Hewitt’s Annual Report on Form 10-K for the fiscal year ended September 30, 2009 and Hewitt’s Quarterly Report on Form 10-Q for the quarters ended December 31, 2009, March 31, 2010 and June 30, 2010, in each case as filed with the SEC, and include risks that could have a material adverse effect on our or Hewitt’s financial condition, results of operations or cash flows and which could, in turn, impact our ability to perform our obligations under the Notes.

Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also impair our business operations. The events discussed in the risk factors below, or the risk factors in the accompanying prospectus or the documents incorporated by reference herein or therein, may occur. If they do, our business, results of operations or financial condition could be materially adversely affected. In such an instance, the trading prices of our securities, including the Notes, could decline and you might lose all or part of your investment.

Risks Related to the Notes

The Notes will be structurally subordinated to all liabilities of our subsidiaries.

The Notes are not entitled to the benefit of any guarantees and are thus structurally subordinated to indebtedness and other liabilities of our subsidiaries to the extent of the assets of such subsidiaries, including, if the proposed Hewitt merger is consummated, indebtedness and other liabilities of Hewitt and its subsidiaries. For the six months ended June 30, 2010, before intercompany eliminations, our subsidiaries contributed $3.8 billion or 100% of our total revenues and held $23.1 billion or 96% of our total assets. On a pro forma basis, after giving effect to the proposed Hewitt merger and related transactions as described under “Aon Corporation and Hewitt Associates, Inc. Unaudited Pro Forma Condensed Combined Financial Statements,” our subsidiaries would have contributed, before inter-company eliminations, $5.3 billion or 100% of our total revenues and held $30.0 billion or 97% of our total assets as of and for the six months ended June 30, 2010. At June 30, 2010, on a pro forma basis after giving effect to the merger as described under “Aon Corporation and Hewitt Associates, Inc. Unaudited Pro Forma Condensed Combined Financial Statements,” our subsidiaries would have had approximately $6.8 billion of outstanding indebtedness and other liabilities, including trade payables, pension and other post employment liabilities, other current and non-current liabilities but excluding intercompany liabilities and fiduciary liabilities, or 30% of our total liabilities. In the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries, these subsidiaries would pay the holders of their indebtedness, preferred equity interests and their trade creditors before they would be able to distribute any of their assets to us.

Our subsidiaries are, and Hewitt and its subsidiaries will be upon completion of the merger, separate and distinct legal entities and will have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Notes, or to make any funds available therefor, whether by dividends, loans, distributions or other payments. In addition, our subsidiaries may incur substantial additional indebtedness. Any right that Aon has to receive any assets of any of the subsidiaries upon the liquidation or reorganization of those subsidiaries, and the consequent rights of holders of Notes to realize proceeds from the sale of any of those subsidiaries’ assets, will be subordinated to the claims of those subsidiaries’ creditors, including trade creditors and holders of preferred equity interests of those subsidiaries.

Our subsidiaries are not prohibited or restricted by the terms of the Notes from entering into agreements or other arrangements that have the effect of prohibiting or restricting their ability to pay dividends or otherwise make distributions to us.

We need to maintain adequate liquidity in order to have sufficient cash to meet operating cash flow requirements, repay maturing debt and satisfy other obligations. If we fail to comply with the covenants contained in our various borrowing agreements, our liquidity, results of operations and financial condition may be adversely affected.

Our liquidity is a function of our ability to successfully generate cash flows from operations and improvement therein, access to capital markets and borrowings under our credit agreements. We believe our liquidity (including operating and other cash flows that we expect to generate) will be sufficient to meet operating requirements as they occur; however, our ability to maintain sufficient liquidity going forward depends on our ability to generate cash from operations and access to the capital markets and borrowings, all of which are subject to general economic, financial, competitive, legislative, regulatory and other market factors that are beyond our control.

As of June 30, 2010, total cash and cash equivalents was $260 million. In addition to the term loan credit agreement and the bridge credit agreement, we have two primary committed credit facilities outstanding, one for our U.S. operations, the other for our European operations. The U.S. credit facility totals $400 million and matures in December 2012. It is intended as a back-up against commercial paper or to address capital needs in times of extreme liquidity pressure. At June 30, 2010, we had no borrowings under this facility. The Euro credit facility totals €650 million ($804 million at June 30, 2010 exchange rates) and matures in October 2010. It is intended as a revolving working capital line for our European operations. At June 30, 2010, we had no borrowings under this facility. Both credit facilities require certain representations and warranties to be made before drawing and have similar financial covenants. The representations and warranties are customary for agreements of this type and include such things as: compliance with laws and contracts, timely filing of taxes, and insurance licenses in good standing. For both facilities, we are required to maintain a ratio of consolidated EBITDA (earnings before interest, taxes, depreciation and amortization) to consolidated interest expense of at least 4 to 1 and a ratio of consolidated debt to EBITDA of no greater than 3 to 1. At June 30, 2010, we could make all representations and warranties and were within our financial covenants. However, failure to comply with material provisions of our covenants in the credit facilities could result in a default under the credit agreements, rendering them unavailable to us and causing a material adverse effect on our liquidity, results of operations and financial condition.

Certain of our financing agreements, including our credit facilities, contain various covenants that limit the discretion of our management in operating our business, could prevent us from engaging in certain potentially beneficial activities and the violation of which could result in an event of default. The Notes offered by this prospectus supplement will not have the benefit of all of these covenants.

The restrictive covenants in our financing agreements may impact how we operate our business and prevent us from engaging in certain potentially beneficial activities. For example, our U.S. and Euro credit facilities require us to, among other things, maintain a ratio of consolidated EBITDA (earnings before interest, taxes, depreciation and amortization) to consolidated interest expense of at least 4 to 1 and a ratio of consolidated debt to EBITDA of no greater than 3 to 1. Further, failure to comply with the covenants contained in our credit facilities or our other existing indebtedness could result in an event of default under the credit facilities or the existing agreement, that, if not cured or waived, could have a material adverse effect on our business, financial condition and results of operations. In the event of certain defaults under our credit facilities or our other indebtedness, the lenders thereunder would not be required to lend any additional amounts to us and could elect to declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be due and payable.

This could result in an event of default under the Notes. If the indebtedness under our credit facilities or our other indebtedness, including the Notes, were to be accelerated or, in the case of the Notes, be subject to repurchase at the option of the holders, there can be no assurance that our assets would be sufficient to repay such indebtedness in full. See “Description of the Notes.”

The Notes will be effectively subordinated to any secured indebtedness of ours and will not contain all of the protections existing in our other outstanding indebtedness.

If Aon becomes insolvent or is liquidated, or if payment under any of our debt obligations is accelerated, any secured lenders we may have at the time would be entitled to exercise the remedies available to a secured lender under applicable law and will have a claim on those assets before the holders of our senior notes that are unsecured or the Notes offered under this prospectus supplement. As a result, the Notes are effectively subordinated to any secured indebtedness we may have to the extent of the value of the assets securing that indebtedness or the amount of indebtedness secured by those assets. Therefore, the holders of the Notes may recover ratably less than the lenders of any secured debt we may have in the event of our bankruptcy or liquidation. At June 30, 2010, on a pro forma basis after giving effect to the merger and related transactions as described under “Aon Corporation and Hewitt Associates, Inc. Unaudited Pro Forma Condensed Combined Financial Statements,” the Company and its subsidiaries would have had no secured indebtedness for borrowed money.

In addition, some of our outstanding indebtedness contain protections not available under the Notes. For example, the terms of certain other senior notes contain certain restrictive covenants that impose operating and financial restrictions on us, including restrictions on our ability to pledge certain of our assets without securing those notes on equivalent terms. The Notes will not have the benefit of all of the provisions in our other debt agreements. The holders of the Notes offered by this prospectus supplement would not have the right to accelerate the maturity of the Notes due to the acceleration of our other debt.

If we do not complete the merger with Hewitt on or prior to March 31, 2011, or the Merger Agreement is terminated prior to that date, we will be required to redeem the Notes and may not have or be able to obtain all the funds necessary to redeem the Notes. In addition, if we are required to redeem the Notes, you may not obtain your expected return on the Notes.

We may not be able to consummate the merger with Hewitt within the timeframe specified under “Description of the Notes—Escrow of Proceeds; Special Mandatory Redemption.” Our ability to consummate the transaction is subject to various closing conditions, many of which are beyond our control and we may not be able to complete the transaction. If we are not able to consummate the transaction on or prior to March 31, 2011, or the Merger Agreement is terminated at any time prior to that date, we will be required to redeem all Notes at a redemption price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest from the date of initial issuance to but excluding the mandatory redemption date. Although we will deposit into escrow an amount equal to the net proceeds of this offering, these proceeds will not be sufficient to redeem the Notes. In addition, even if we are able to redeem the Notes pursuant to the special mandatory redemption provisions, you may not obtain your expected return on the Notes and may not be able to reinvest the proceeds from a special mandatory redemption in an investment that results in a comparable return.

Your decision to invest in the Notes is made at the time of this offering of the Notes. You will have no rights under the special mandatory redemption provisions as long as the transaction closes on or prior to March 31, 2011, nor will you have any right to require us to repurchase your Notes if, between the closing of the Notes offering and the closing of the transaction, we experience any changes in our business or financial condition, or if the terms of the transaction or the financing thereof change.

We may not be able to purchase your Notes upon a Change of Control Repurchase Event.

Upon the occurrence of a “Change of Control Repurchase Event,” we will be required to offer to purchase each holder’s Notes at a price equal to 101% of their principal amount plus accrued and unpaid interest, which we refer to as a “Change of Control Offer.” We may not have sufficient financial resources to purchase all of the Notes that holders tender to us upon a Change of Control Offer. See “Description of the Notes—Change of Control Repurchase Event.”

The occurrence of a Change of Control (as defined herein) could also constitute an event of default under our credit facilities and under our other indebtedness. Our bank lenders may have the right to prohibit any such purchase or redemption, in which event we would seek to obtain waivers from the required lenders under our credit facilities and our other indebtedness, but we may not be successful in obtaining such waivers. See “Description of the Notes—Change of Control Repurchase Event.”

The Change of Control Repurchase Event provision provides only limited protection.

The definition of the term “Change of Control Repurchase Event” is limited within the indenture and does not cover a variety of transactions (such as acquisitions by us, recapitalizations or “going private” transactions by our affiliates) that could negatively affect the value of the Notes. A Change of Control may only occur if there a change in the controlling interest in our business. For a Change of Control Repurchase Event to occur, there must be not only a Change of Control under the indenture, but also a ratings downgrade to below investment grade by two of the three Rating Agencies. If we were to enter into a significant corporate transaction that negatively affects the value of the Notes, but would not constitute a Change of Control Repurchase Event, you would not have any rights to require us to repurchase the Notes prior to their maturity and may be required to hold the Notes despite the event, which could materially and adversely affect your investment.

Active trading markets may not develop for any series of the Notes.

Each series of Notes are new securities for which there currently are no established markets. We do not intend to apply for the Notes of any series to be listed on any securities exchange or to arrange for the Notes to be quoted on any quotation system. Although the underwriters have informed us that they currently intend to make a market in the Notes, they are not obligated to do so and any market may be discontinued at any time without notice. Accordingly, we cannot assure you as to the development or liquidity of any market for the Notes of any series. If such markets were to develop, the Notes could trade at prices that are substantially lower than their initial offering price. See “Underwriting.”

Risks Related to the Transaction

The combined company may not realize all of the anticipated benefits of the transaction or such benefits may take longer to realize than expected.

If the merger of Aon and Hewitt (the “combined company”) is consummated, the combined company’s ability to realize the anticipated benefits of the merger will depend, to a large extent, on the ability of Aon to integrate the businesses of Hewitt with Aon. The combination of two independent companies is a complex, costly and time-consuming process. As a result, the combined company will be required to devote significant management attention and resources to integrating the business practices and operations of Aon and Hewitt. The integration process may disrupt the business of either or both of the companies and, if implemented ineffectively, would preclude realization of the full benefits expected by Aon and Hewitt. The failure of the combined company to meet the challenges involved in integrating successfully the operations of Aon and Hewitt or otherwise to realize the anticipated benefits of the transaction could cause an interruption of, or a loss of momentum in, the activities of the combined company and could seriously harm its results of operations. In addition, the overall integration of the two companies may result in material unanticipated problems, expenses, liabilities, competitive responses, loss of client relationships, and diversion of management’s attention, and may cause the combined company’s stock price to decline. The difficulties of combining the operations of the companies include, among others:

•	managing a significantly larger company;

•	maintaining employee morale and retaining key management and other employees;

•	integrating two unique business cultures, which may prove to be incompatible;

•	the possibility of faulty assumptions underlying expectations regarding the integration process;

•	retaining existing clients and attracting new clients;

•	consolidating corporate and administrative infrastructures and eliminating duplicative operations;

•	the diversion of management’s attention from ongoing business concerns and performance shortfalls at one or both of the companies as a result of the diversion of management’s attention to the merger;

•	coordinating geographically separate organizations;

•	unanticipated issues in integrating information technology, communications and other systems;

•	unanticipated changes in applicable laws and regulations;

•	managing tax costs or inefficiencies associated with integrating the operations of the combined company;

•	unforeseen expenses or delays associated with the merger; and

•	making any necessary modifications to internal financial control standards to comply with the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder.

Many of these factors will be outside of the combined company’s control and any one of them could result in increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy, which could materially impact the combined company’s business, financial condition and results of operations. In addition, even if the operations of Aon and Hewitt are integrated successfully, the combined company may not realize the full benefits of the transaction, including the synergies, cost savings or sales or growth opportunities that the combined company expects. These benefits may not be achieved within the anticipated time frame, or at all. As a result, Aon and Hewitt cannot assure you that the combination of Hewitt with Aon will result in the realization of the full benefits anticipated from the transaction.

To be successful, the combined company must retain and motivate key employees, and failure to do so could seriously harm the combined company.

The combined company, like each of Aon and Hewitt, would deliver professional services which, by their nature, require a significant number of highly-trained personnel. Such personnel are generally mobile and have skill sets which are often transferable to other organizations. As a result, competition for the professionals employed by Aon and Hewitt can be intense, and the attraction, retention and motivation of key personnel is one of the core competencies of a professional services firm. As a result, to be successful, the combined company must retain and motivate executives and other key employees. Employees of Aon and Hewitt may experience uncertainty about their future roles with the combined company until or after strategies for the combined company are announced or executed. These circumstances may adversely affect the combined company’s ability to retain key personnel. The combined company also must continue to motivate employees and keep them focused on the strategies and goals of the combined company, which effort may be adversely affected as a result of the uncertainty and difficulties with integrating Aon and Hewitt. If the combined company is unable to retain executives and other key employees, the roles and responsibilities of such executive officers and employees will need to be filled either by existing or new officers and employees, which may require the combined company to devote time and resources to identifying, hiring and integrating replacements for the departed executives and employees that could otherwise be used to integrate the businesses of Aon and Hewitt or otherwise pursue business opportunities. If any key personnel of Aon or Hewitt were to join an existing competitor or form a competing company, some clients could choose to use the services of that competitor instead of the services of the combined company. There can be no assurance that the combined company would be able to retain and motivate its employees in the same manner as Aon and Hewitt.

The combined company’s financial results will depend in part on its ability to maintain Aon’s and Hewitt’s present relationships with their respective clients.

A substantial portion of the revenues of each of Aon’s and Hewitt’s human capital solutions businesses relate to long-term client relationships. However, prior to and after the completion of the merger, competitors of Aon and Hewitt may attempt to persuade present clients of Aon and Hewitt to take their business elsewhere. The combined company’s success will depend in part on its ability to maintain these client relationships. Many Hewitt clients have termination or other rights that may be triggered by the merger. If Aon and Hewitt (prior to the merger) and the combined company (upon the completion of the merger) are unable to maintain relationships with the clients of Aon and Hewitt, or are required to modify the financial terms of those relationships to the detriment of the combined company, the combined company’s business, financial condition and results of operations could be materially adversely affected.

If the combined company is unable to manage its growth, its business and financial results could suffer.

The combined company’s future financial results would depend in part on its ability to profitably manage its core businesses, including any growth that the combined company may be able to achieve. Over the past several years, each of Aon and Hewitt has engaged in the identification of, and competition for, growth and expansion opportunities in the human capital solutions industry. In order to achieve those initiatives, the combined company would need to, among other things, recruit, train, retain and effectively manage employees and expand its operations and financial control systems. If the combined company is unable to manage its businesses effectively and profitably, its business and financial results could suffer.

If Aon’s financing for the merger becomes unavailable, the merger may not be completed.

Aon intends to finance all or a portion of the cash component of the merger consideration. On August 13, 2010, Aon entered into the term loan credit agreement with Credit Suisse AG, as administrative agent, and the other term loan lenders, pursuant to which, subject to the conditions set forth therein, the term loan lenders committed to provide the term loan facility of up to $1.0 billion. Concurrently with entering into the term loan credit agreement, Aon entered into the bridge credit agreement with Credit Suisse AG, as administrative agent, and the other bridge lenders, pursuant to which, subject to the conditions set forth therein, the bridge lenders committed to provide the bridge facility of up to $1.5 billion. Aon has the option to issue up to $1.5 billion in senior notes in lieu of all or a portion of the drawing under the bridge facility or to refinance all or a portion of the bridge facility at a later date. The Notes are being issued in lieu of our drawing on the bridge facility and the bridge lenders’ commitments under the bridge credit agreement will be automatically and permanently reduced in an aggregate amount equal to the net proceeds of this offering and will no longer be available to us after this offering. The proceeds from these borrowings or issuances will be used by Aon to pay all or a portion of the cash consideration to be paid in the merger, to refinance existing indebtedness of Hewitt and its subsidiaries and to pay related fees and expenses. The term loan facility will mature three years following the closing date of the merger, and the bridge facility will mature 364 days following the closing date of the merger.

The term loan credit agreement and the bridge credit agreement, which we refer to as the “credit agreements,” include customary conditions to funding, including, among others, the absence of a “material adverse effect” on Aon or Hewitt, in each case, consistent with the equivalent definition in the Merger Agreement, consummation of the merger and the absence of any amendment or modification to the Merger Agreement materially adverse to the arrangers of the facilities, the lenders thereunder or Aon unless approved by the arrangers, the delivery of financial information and other customary closing deliveries, including delivery by the chief financial officer of Aon of a solvency certificate in form and substance reasonably satisfactory to the arrangers (or, at Aon’s option, a solvency opinion from an independent investment bank or valuation firm of nationally recognized standing, such opinion to be in form and substance reasonably satisfactory to the arrangers), the receipt of minimum debt ratings of BBB- (with no negative outlook) from S&P and Baa3 (with no negative outlook) from Moody’s, repayment of certain Hewitt indebtedness and a ratio of total indebtedness to EBITDA of not in excess of 3.0 to 1.0 (giving effect to the merger on a pro forma basis).

In the event that the financing contemplated by the credit agreements is not available, other financing may not be available on acceptable terms, in a timely manner or at all. If other financing becomes necessary and Aon is unable to secure such additional financing, the merger may not be completed. In the event of a termination of the Merger Agreement by Hewitt due to Aon’s inability to obtain the necessary financing to complete the merger, Aon may be obligated under certain specified circumstances to pay a termination fee to Hewitt in the amount of $225 million. We would then also be obligated to redeem the Notes as described in this prospectus supplement under “Description of the Notes—Escrow of Proceeds; Special Mandatory Redemption.” Although we will deposit into escrow an amount equal to the net proceeds of this offering, these funds will not be sufficient to redeem the Notes. In addition, any such redemption may result in a lower expected return on the Notes. See “—Risks Related to the Notes—If we do not complete the merger with Hewitt on or prior to March 31, 2011, or the Merger Agreement is terminated prior to that date, we will be required to redeem the Notes and may not have or be able to obtain all the funds necessary to redeem the Notes. In addition, if we are required to redeem the Notes, you may not obtain your expected return on the Notes.”

Aon expects to incur substantial additional indebtedness to finance the merger, which may decrease Aon’s business flexibility and adversely affect Aon’s financial results.

In addition to cash on hand at Aon and Hewitt, Aon expects to incur additional debt of approximately $2.5 billion to finance the cash portion of the merger consideration and to refinance existing Hewitt debt obligations of approximately $601 million, which will result in the combined company having total debt obligations of approximately $4.5 billion following the completion of the merger. The financial and other covenants to which Aon has agreed or may agree in connection with the incurrence of such debt, and Aon’s increased indebtedness and higher debt-to-equity ratio in comparison to that of Aon on a recent historical basis may have the effect, among other things, of reducing Aon’s flexibility to respond to changing business and economic conditions, thereby placing Aon at a competitive disadvantage compared to competitors that have less indebtedness and making Aon more vulnerable to general adverse economic and industry conditions. The increased indebtedness will also increase borrowing costs and the covenants pertaining thereto may also limit Aon’s ability to obtain additional financing to fund working capital, capital expenditures, additional acquisitions, business development efforts or general corporate requirements. Aon will also be required to dedicate a larger portion of its cash flow from operations to payments on its indebtedness, thereby reducing the availability of its cash flow for other purposes, including working capital, capital expenditures and general corporate purposes. In addition, the terms and conditions of such debt may not be favorable to Aon, and as such, could further increase the cost of the merger, as well as the overall burden of such debt upon Aon and Aon’s business flexibility. Further, if any portion of Aon’s borrowings is at variable rates of interest, Aon will be exposed to the risk of increased interest rates. As a result, increases in interest rates will increase the cost of servicing our financial instruments with exposure to interest rate risk and could materially reduce our profitability and cash flows.

Aon’s ability to make payments on and to refinance its debt obligations and to fund planned capital expenditures will depend on its ability to generate cash from the combined company’s operations. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond Aon’s control.

Aon may not be able to refinance any of its indebtedness on commercially reasonable terms, or at all. If Aon cannot service its indebtedness, Aon may have to take actions such as selling assets, seeking additional equity or reducing or delaying capital expenditures, strategic acquisitions, investments and alliances, any of which could impede the implementation of Aon’s business strategy or prevent Aon from entering into transactions that would otherwise benefit its business. Additionally, Aon may not be able to effect such actions, if necessary, on commercially reasonable terms, or at all.

Any of the foregoing consequences could adversely affect Aon’s financial results.

Failure to complete the merger could negatively impact the future businesses and financial results of Aon and the value of the Notes.

If the merger is not completed, the ongoing businesses of Aon and Hewitt may be adversely affected and Aon will be subject to several risks and consequences, including the following:

•	Hewitt may be required, under certain circumstances, to pay Aon a termination fee of $190 million under the Merger Agreement;

•

Aon may be required, under certain circumstances, to pay Hewitt a termination fee of $190 million or, if the Merger Agreement is terminated under certain specified circumstances relating to Aon’s failure to obtain the requisite financing for the merger, a termination fee of $225 million under the Merger Agreement;

•	Aon and Hewitt will be required to pay certain costs relating to the merger, whether or not the merger is completed, such as legal, accounting, financial advisor and printing fees;

•

under the Merger Agreement, each of Aon and Hewitt is subject to certain restrictions on the conduct of its business prior to completing the merger which may adversely affect its ability to execute certain of its business strategies; and

•

matters relating to the merger require substantial commitments of time and resources by Aon management, which could otherwise have been devoted to other opportunities that may have been beneficial to Aon.

In addition, if the merger is not completed, Aon may experience negative reactions from the financial markets and from its customers and employees. Aon also could be subject to litigation related to any failure to complete the merger or to enforcement proceedings commenced against Aon to perform its obligations under the Merger Agreement. If the merger is not completed, Aon cannot assure Note holders that the risks described above will not materialize and will not materially affect the business, financial results and stock prices of Aon or the value of the Notes.

Aon and Hewitt will incur significant transaction and merger-related integration costs in connection with the merger.

Aon expects that it and Hewitt will incur a number of costs associated with completing the merger and integrating the operations of the two companies. The substantial majority of these costs will be non-recurring expenses resulting from the merger and will consist of transaction costs related to the merger, facilities and systems consolidation costs and employment-related costs. Additional unanticipated costs may be incurred in the integration of the businesses of Aon and Hewitt. Although Aon expects that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, may offset incremental transaction and merger-related costs over time, this net benefit may not be achieved in the near term, or at all.

The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only, do not purport to be indicative of what the combined company’s actual financial position or results of operations would have been had the transaction been completed on the dates indicated and may not be an indication of the combined company’s financial condition or results of operations following the transaction.

The unaudited pro forma condensed combined financial statements contained in this prospectus supplement are presented for illustrative purposes, do not purport to be indicative of what the combined company’s actual financial position or results of operations would have been had the transaction been completed on the dates indicated and may not be an indication of the combined company’s financial condition or results of operations following the merger for several reasons. The unaudited pro forma condensed combined financial statements have been derived from the historical financial statements of Aon and Hewitt and adjustments and assumptions have been made regarding the combined company after giving effect to the transaction. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with accuracy and are subject to further refinement which could have varying impact. For example, the pro forma financial information assumes that all of Hewitt’s short-term and long-term debt will be retired upon completion of the merger. Assuming that certain of Hewitt’s debt is not retired, the principal impact on the pro forma financial information would be an increase in cash and cash equivalents as the amount of cash used to retire debt and pay the “make whole” payment would be reduced, an increase in short-term and long-term debt, an increase in interest expense reflecting the interest rate payable on the relevant debt, a decrease in income taxes and a decrease in both basic and diluted net income from continuing operations per common share. Moreover, the unaudited pro forma condensed combined financial statements do not reflect ongoing cost savings, operating synergies or revenue enhancements that Aon expects to achieve as a result of the merger, the costs to integrate the operations of Aon and Hewitt, or the costs necessary to achieve these costs savings, operating synergies or revenue enhancements. As a result, the actual financial condition and results of operations of the combined company following the merger may not be consistent with, or evident from, these unaudited pro forma condensed combined financial statements.

The assumptions used in preparing the unaudited pro forma condensed combined financial information may not prove to be accurate, and other factors may affect the combined company’s financial condition or results of operations following the transaction. Any decline or potential decline in the combined company’s financial condition or results of operations may cause significant variations in the stock price of the combined company. See “Aon Corporation and Hewitt Associates, Inc. Unaudited Pro Forma Condensed Combined Financial Statements.”

The financial forecasts incorporated by reference into this prospectus involve risks, uncertainties and assumptions, many of which are beyond the control of Aon and Hewitt. As a result, they may not prove to be accurate and are not necessarily indicative of current values or future performance.

The financial forecasts incorporated by reference into this prospectus involve risks, uncertainties and assumptions and are not a guarantee of future performance. The future financial results of Hewitt and, if the merger is completed, the combined company, may materially differ from those expressed in the financial forecasts due to factors that are beyond Hewitt’s and Aon’s ability to control or predict. Neither Aon nor Hewitt can provide any assurance that the financial forecasts will be realized or that Hewitt’s future financial results or that of the combined company will not materially vary from the financial forecasts. The financial forecasts cover multiple years, and the information by its nature becomes subject to greater uncertainty with each successive year. The financial forecasts do not take into account any circumstances or events occurring after the date they were prepared.

More specifically, the financial forecasts:

•	necessarily make numerous assumptions, many of which are beyond the control of Hewitt or Aon and may not prove to be accurate;

•

do not necessarily reflect revised prospects for Hewitt’s or the combined company’s businesses, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the forecasts were prepared;

•	are not necessarily indicative of current values or future performance, which may be significantly more favorable or less favorable than is reflected in the forecasts; and

•	should not be regarded as a representation that the financial forecasts will be achieved.

The financial forecasts were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or GAAP and do not reflect the effect of any proposed or other changes in GAAP that may be made in the future.

Multiple lawsuits have been filed against Hewitt, the members of the Hewitt board of directors, Aon and Merger LLC challenging the merger, and an adverse judgment in such lawsuits may prevent the merger from becoming effective or from becoming effective within the expected timeframe.

Hewitt, the members of the Hewitt board of directors, Aon and Merger LLC are named as defendants in multiple putative class action lawsuits brought by purported Hewitt stockholders challenging the proposed merger, seeking, among other things, to enjoin the defendants from consummating the merger on the agreed-upon terms.

One of the conditions to the closing of the merger is that no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger shall be in effect. As such, if the plaintiffs are successful in obtaining an injunction prohibiting the defendants from consummating the merger on the agreed upon terms, then such injunction may prevent the merger from becoming effective, or from becoming effective within the expected timeframe.

As disclosed in our Current Report on Form 8-K filed with the SEC on September 3, 2010, we have entered into a memorandum of understanding related to the five pending lawsuits pursuant to which we expect the lawsuits to be settled, subject to court approval. However, no assurance can be given that the parties to the lawsuits will ultimately enter into a stipulation of settlement or that the settlement will be approved by the court.

Perceived or potential conflicts of interest could adversely impact the combined company’s ability to retain certain clients and thereby negatively affect its results of operations.

There have been a variety of recent regulatory developments that have increased the focus on the independence of public company compensation committees and imposed additional requirements in this regard, including provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act and rules of the SEC. If the merger is consummated, we plan to engage in cross-selling of products to existing clients. Successful cross-selling could create perceived or potential conflicts of interest for public company executive compensation clients or otherwise threaten the combined company’s independence with respect to those clients. It is possible that some public company clients of the combined company may decide to terminate their relationships with it (either with respect to executive compensation consulting services or with respect to other services) to avoid perceived or potential conflicts of interest and, as a result, the combined company’s business, financial condition and results of operations could be adversely affected.

USE OF PROCEEDS

The net proceeds of this offering after deducting the underwriting discounts and estimated offering expenses payable by us, are expected to be approximately $1.48 billion and will be deposited into an escrow account upon the closing of this offering. We intend to use the net proceeds from this offering to pay a portion of the cash consideration for our acquisition of Hewitt, to refinance existing indebtedness of Hewitt and its subsidiaries and to pay certain fees and expenses relating to the merger. We expect to provide the remaining funds from cash on hand and our term loan credit agreement.

The existing indebtedness of Hewitt that we presently intend to repay with a portion of the net proceeds of this offering include:

•

borrowings under Hewitt’s $270 million term loan facility, bearing interest at a rate of one month LIBOR plus 125 basis points and maturing on August 8, 2013; as of June 30, 2010, $270 million was outstanding under the facility;

•	$14 million aggregate principal amount of Hewitt’s 8.08% Senior Notes, Series A, Tranche 2, due March 30, 2012;

•	$15 million aggregate principal amount of Hewitt’s 7.90% Senior Notes, Series E, due October 15, 2010;

•	$175 million aggregate principal amount of Hewitt’s 6.57% Series F Senior Notes due August 21, 2015; and

•	$55 million aggregate principal amount of Hewitt’s 6.98% Series G Senior Notes due August 21, 2018.

As discussed in Note 6(c) under “Aon Corporation and Hewitt Associates, Inc. Unaudited Pro Forma Condensed Combined Financial Statements,” we may not retire certain of the foregoing Hewitt indebtedness with the proceeds of this offering. To the extent we do not, we will use the proceeds for the other purposes stated above, which may include repaying amounts drawn under our term loan credit agreement to finance the other purposes stated above.

If we do not consummate the merger with Hewitt on or prior to March 31, 2011, or the Merger Agreement is terminated at any time prior thereto, we must redeem the Notes at a redemption price equal to 101% of the aggregate principal amount of the Notes, plus accrued and unpaid interest from the date of initial issuance, or the most recent date to which interest has been paid or duly provided for, as the case may be, to the redemption date. See “Description of the Notes—Escrow of Proceeds; Special Mandatory Redemption.”

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows the ratios of earnings to fixed charges of Aon for the periods indicated.

	Six months ended June 30,(1)		Year ended December 31,(2)
	2010	2009	2009	2008	2007	2006	2005
Ratio of earnings to fixed charges	6.6	8.3	6.5	6.1	5.7	4.5	3.9

(1)	Refer to Exhibit 12.1 of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 for the computation of these ratios.
(2)	Refer to Exhibit 12.1 of our Annual Report on Form 10-K for the year ended December 31, 2009 for the computation of these ratios.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2010, on an actual basis and on a pro forma as adjusted basis to give effect to this offering, our merger with Hewitt and related transactions, including all related fees and expenses (collectively, the “transactions”), as if they had occurred on such date. Actual pro forma as adjusted amounts may vary from amounts set forth below depending on several factors, including potential changes in our financing plans as a result of market conditions or other factors, the timing of the consummation of the respective transactions and other factors. You should read the data set forth in the table below in conjunction with “Summary—Aon Corporation—Pending Merger with Hewitt,” “Summary— Summary Selected Historical and Pro Forma Financial Data,” “Use of Proceeds” and “Aon Corporation and Hewitt Associates, Inc. Unaudited Pro Forma Condensed Combined Financial Statements” appearing elsewhere in this prospectus supplement, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which is incorporated by reference into this prospectus supplement from our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010. The pro forma as adjusted information set forth below may not reflect our cash, debt and capitalization in the future.

	As of June 30, 2010
	Actual	Pro Forma As Adjusted(1)
	(Millions)
Cash and cash equivalents	$260	$273

Outstanding debt
2015 Notes offered hereby	—	597
2020 Notes offered hereby	—	598
2040 Notes offered hereby	—	298
Term loan facility due August 2013	—	1,000
6.25% EUR 500 debt securities due July 2014, including fair value hedge	632	632

8.205% junior subordinated deferrable interest debentures due January 2027	687	687

7.375% debt securities due December 2012	224	224
5.05% CAD 375 debt securities due April 2011	362	362
1.9% Class A1 Notes	47	47
Notes payable, due in varying installments, with interest at 1% to 11.5%	19	19

Total debt	1,971	4,464

Less short-term debt and current portion of long-term debt	370	370

Total long-term debt	1,601	4,094

Equity
Common stock-$1 par value Authorized: 750 shares (issued: 362.7)	363	427
Additional paid-in capital	3,134	5,533
Retained earnings	7,605	7,502
Treasury stock at cost (shares: 93.0)	(3,713)	(3,713)
Accumulated other comprehensive loss	(1,961)	(1,961)

Total Aon Stockholders’ Equity	5,428	7,788
Noncontrolling interests	50	50

Total Equity	5,478	7,838

Total capitalization	$7,449	$12,302

(1)	Cash and cash equivalents takes into account $20 million of expenses and discounts on issuance associated with this offering.

AON CORPORATION AND HEWITT ASSOCIATES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL STATEMENTS

The unaudited pro forma condensed combined statements of income for the fiscal year ended December 31, 2009 and for the six months ended June 30, 2010 combine the historical consolidated statements of income of Aon and Hewitt giving effect to the merger of Aon and Hewitt, as if it had occurred on January 1, 2009. The unaudited pro forma condensed combined balance sheet as of June 30, 2010 combines the historical consolidated balance sheets of Aon and Hewitt, giving effect to the merger as if it had occurred on June 30, 2010. The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events and adjustments that are (1) directly attributable to the merger, (2) factually supportable, and (3) with respect to the statements of income, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial information was based on and should be read in conjunction with:

•

the separate historical financial statements of Aon as of and for the year ended December 31, 2009 and the related notes included in Aon’s Annual Report on Form 10-K for the year ended December 31, 2009, which is incorporated by reference into this prospectus supplement;

•

the separate historical financial statements of Hewitt as of and for the year ended September 30, 2009 and the related notes incorporated by reference into Amendment No. 1 to our Registration Statement on Form S-4 filed with the SEC on August 17, 2010, which is incorporated by reference into this prospectus supplement;

•

the separate historical financial statements of Aon as of and for the three and six months ended June 30, 2010 and the related notes included in Aon’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010, which is incorporated by reference into this prospectus supplement;

•

the separate historical financial statements of Hewitt as of and for the three and nine months ended June 30, 2010 and the related notes incorporated by reference into Amendment No. 1 to our Registration Statement on Form S-4 filed with the SEC on August 17, 2010, which is incorporated by reference into this prospectus supplement; and

•

the separate historical financial statements of Hewitt as of and for the three months ended December 31, 2009 and the related notes incorporated by reference into Amendment No. 1 to our Registration Statement on Form S-4 filed with the SEC on August 17, 2010, which is incorporated by reference into this prospectus supplement.

The unaudited pro forma condensed combined financial information has been presented for informational purposes only. The unaudited pro forma condensed combined financial information is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the merger been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company. There were no material transactions between Aon and Hewitt during the periods presented in the unaudited pro forma condensed combined financial statements that would need to be eliminated.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting under existing GAAP, which is subject to change and interpretation. Aon has been treated as the acquirer in the merger for accounting purposes. The acquisition accounting is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments included herein are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information, and may be revised as additional information becomes available and as additional analyses are performed. Differences between the preliminary estimates reflected in these unaudited pro forma condensed combined financial statements and the final acquisition accounting will likely occur, and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future results of operations and financial position.

Also, the unaudited pro forma condensed combined financial information does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the merger, the costs to integrate the operations of Aon and Hewitt or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements.

UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2009

(millions, except per share data)	Aon	Hewitt	Pro Forma Adjustments		Pro Forma Combined
Revenue
Commissions, fees and other	$7,521	$3,074			$10,595
Fiduciary investment income	74	—			74

Total revenue	7,595	3,074	—		10,669
Expenses
Compensation and benefits	4,597	1,875	(54	)(c4)	6,418
Other general expenses	1,977	765	201	(c5)	2,943

Total operating expenses	6,574	2,640	147		9,361
Operating Income	1,021	434	(147)		1,308
Interest income	30	7			37
Interest expense	(122)	(40)	(63	)(c1)	(249)
			(24	)(c1)
Other income (expense)	20	9			29

Income from continuing operations before income taxes	949	410	(234)		1,125
Income taxes	268	145	(90	)(c6)	323

Income from continuing operations	681	265	(144)		802
Less: Net income attributable to noncontrolling interests	45	—			45

Net income from continuing operations attributable to Aon stockholders	$636	$265	$(144)		$757

Basic net income per share from continuing operations attributable to Aon stockholders	$2.25	$2.84			$2.18
Diluted net income per share from continuing operations attributable to Aon stockholders	$2.19	$2.78			$2.13
Cash dividends per share paid on common stock	$0.60	—			$0.60
Weighted average common shares outstanding—basic	283.2	93.4	64.2		347.4
Weighted average common shares outstanding—diluted	291.1	95.4	64.2		355.3

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements, which are an integral part of these statements. The pro forma adjustments are explained in Note 6 Pro Forma Adjustments.

UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENT OF INCOME

FOR THE SIX MONTHS ENDED JUNE 30, 2010

(millions, except per share data)	Aon	Hewitt	Pro Forma Adjustments		Pro Forma Combined
Revenue
Commissions, fees and other	$3,774	$1,523			$5,297
Fiduciary investment income	28				28

Total revenue	3,802	1,523	—		5,325
Expenses
Compensation and benefits	2,332	928	(30	)(c4)	3,230
Other general expenses	929	412	87	(c5)	1,428

Total operating expenses	3,261	1,340	57		4,658
Operating Income	541	183	(57)		667
Interest income	5	4			9
Interest expense	(67)	(19)	(35	)(c1)	(126)
			(5	)(c1)
Other income (expense)	12	(2)			10

Income from continuing operations before income taxes	491	166	(97)		560
Income taxes	121	31	(37	)(c6)	115

Income from continuing operations	370	135	(60)		445
Less: Net income attributable to noncontrolling interests	13				13

Net income from continuing operations attributable to Aon stockholders	$357	$135	$(60)		$432

Basic net income per share from continuing operations attributable to Aon stockholders	$1.29	$1.45			$1.27
Diluted net income per share from continuing operations attributable to Aon stockholders	$1.27	$1.42			$1.25
Cash dividends per share paid on common stock	$0.30	—			$0.30
Weighted average common shares outstanding—basic	277.1	93.2	64.2		341.3
Weighted average common shares outstanding—diluted	281.7	95.4	64.2		345.9

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements, which are an integral part of these statements. The pro forma adjustments are explained in Note 6 Pro Forma Adjustments.

UNAUDITED PRO FORMA CONDENSED COMBINED

BALANCE SHEET

AS OF JUNE 30, 2010

(in millions)	Aon	Hewitt	Acquisition Adjustments		Debt Issuance Adjustments		Pro Forma Combined
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$260	$686			(717	)(c)	$273
					44	(c)
Short-term investments	474	48					522
Receivables and unbilled work in process, net	1,994	523					2,517
Fiduciary assets	12,226	114					12,340
Other current assets	543	365	(96	)(b1)			811
			(1	)(b1)

Total Current Assets	15,497	1,736	(97)		(673)		16,463
Goodwill	5,710	373	2,352	(c7)			8,435
Intangible assets, net	753	176	2,549	(c8)			3,478
Fixed assets, net	450	367					817
Investments	301	43					344
Other non-current assets	1,245	250	(232	)(b1)	22	(c2)	1,283
			(2	)(b1)

TOTAL ASSETS	$23,956	$2,945	$4,570		$(651)		$30,820

LIABILITIES AND EQUITY
LIABILITIES
CURRENT LIABILITIES:
Fiduciary liabilities	$12,226	$114					$12,340
Short-term debt and current portion of long-term debt	370	29			(29	)(c9)	370
Accounts payable and accrued liabilities	1,192	577	(110	)(b4)	(11	)(c9)	1,641
					(7	)(c9)
Other current liabilities	350	224	(62	)(b3)			512

Total Current Liabilities	14,138	944	(172)		(47)		14,863
Long-term debt	1,601	519	2,440	(a2)	(519	)(c9)	4,094
					53	(c)
Pension and other post employment liabilities	1,716	47					1,763
Other non-current liabilities	1,023	448	(113	)(b3)	(35	)(c)	2,262
			939	(b4)

TOTAL LIABILITIES	$18,478	$1,958	$3,094		$(548)		$22,982
EQUITY
Common stock	363	1	(1	)(a1)(c10)			427
			64	(a1)(c10)
Additional paid-in capital	3,134	1,744	(1,744	)(a1)(c11)			5,533
			2,399	(a1)(c11)
Retained earnings	7,605	674	(674	)(c12)	(103	)(c12)	7,502
Treasury stock at cost	(3,713)	(1,407)	1,407	(c13)			(3,713)
Accumulated other comprehensive loss	(1,961)	(25)	25	(c13)			(1,961)

TOTAL AON STOCKHOLDERS EQUITY	5,428	987	1,476		$(103)		7,788
Noncontrolling interests	50	—					50

TOTAL EQUITY	5,478	987	1,476		$(103)		7,838

TOTAL LIABILITIES AND EQUITY	$23,956	$2,945	$4,570		$(651)		$30,820

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements, which are an integral part of these statements. The acquisition adjustments are explained in Note 4 Estimate of Consideration Expected to be Transferred, Note 5 Estimate of Assets to be Acquired and Liabilities to be Assumed and Note 6 Pro Forma Adjustments. The debt issuance adjustments are explained in Note 6 Pro Forma Adjustments.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS

1. Description of Transaction

On July 11, 2010, Aon and Hewitt entered into the Merger Agreement, pursuant to which, and subject to the terms and conditions set forth in the Merger Agreement, a wholly owned subsidiary of Aon will merge with and into Hewitt and the surviving corporation will then merge with and into another wholly owned subsidiary of Aon. The Merger Agreement provides that at the effective time, each share of Hewitt common stock issued and outstanding immediately prior to the effective time (other than treasury shares of Hewitt, shares of Hewitt common stock held by a wholly owned subsidiary of Hewitt, shares of Hewitt common stock held by Aon or any of Aon’s subsidiaries and shares of Hewitt with respect to which appraisal rights are validly exercised) will be converted into the right to receive, at the election of Hewitt stockholders and subject to the automatic proration and adjustment procedures, (i) the mixed consideration, which is the combination of (x) $25.61 in cash and (y) 0.6362 of a share of Aon common stock, (ii) an amount of cash (rounded to two decimal places), without interest, equal to $25.61 plus the product of (x) 0.6362 multiplied by (y) the closing Aon VWAP, which is the closing volume-weighted average price of Aon common stock, rounded to four decimal points, on the NYSE for the period of ten consecutive trading days ending on the second full trading day prior to the effective time or (iii) a number of shares of Aon common stock equal to the exchange ratio, which is the sum of (x) 0.6362 and (y) the quotient (rounded to four decimal places) of $25.61 divided by the closing Aon VWAP.

In connection with the merger, all outstanding options to purchase Hewitt common stock will vest immediately prior to the effective time under the terms of the Hewitt stock plan or related award documents. Under the Merger Agreement, each option to purchase Hewitt common stock granted under the Hewitt stock plan that is outstanding and unexercised immediately prior to the effective time will be converted at the effective time into an option to purchase Aon common stock, on the same terms and conditions as the Hewitt stock option (but taking into account any changes to the option, including any acceleration of vesting, provided in the Hewitt stock plan or related award documents by reason of the merger). The number of shares of Aon common stock subject to each such converted stock option will be equal to the number of shares of Hewitt common stock subject to such Hewitt stock option, multiplied by the exchange ratio, rounded down to the nearest whole share of Aon common stock. The exercise price per share for each such converted stock option will be equal to the per share exercise price specified in such Hewitt stock option divided by the exchange ratio (rounded up to the nearest cent).

Under the Merger Agreement, each share of restricted Hewitt common stock granted under the Hewitt stock plan which is outstanding immediately prior to the effective time will vest in full immediately prior to the effective time and be converted into the right to receive the mixed consideration.

Under the Merger Agreement, each restricted stock unit relating to Hewitt common stock granted under the Hewitt stock plan which is outstanding immediately prior to the effective time will become fully vested and will be settled in one share of Hewitt common stock that will be converted in the merger into the right to receive the mixed consideration.

Under the Merger Agreement and the Hewitt stock plan, each award of performance share units with respect to shares of Hewitt common stock granted under the Hewitt stock plan which is outstanding immediately prior to the effective time will, if the effective time occurs prior to the end of the applicable performance cycle for such performance share units, as provided in the applicable grant agreements evidencing such performance share units, vest in 100% of the target number of performance share units. At the effective time, the vested performance share units will be settled in shares of Hewitt common stock that will be converted in the merger into the right to receive the mixed consideration. Performance share units as to which the applicable performance cycle has ended and which are subject to vesting based solely on continued employment will be treated in the same manner as restricted stock units relating to Hewitt common stock.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS—(Continued)

The merger is subject to Aon and Hewitt stockholder approval, government and regulatory approvals and other usual and customary closing conditions. The merger is expected to be completed in the third or fourth quarter of 2010.

2. Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared under existing GAAP, which is subject to change and interpretation. The accompanying unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of Aon would have been had the acquisition of Hewitt occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position. The unaudited pro forma condensed combined financial statements do not reflect cost savings, operating synergies or revenue enhancements anticipated to result from the acquisition of Hewitt, the costs to integrate the operations of Aon and Hewitt or the costs necessary to achieve these cost savings, operating synergies or revenue enhancements. The unaudited pro forma condensed combined financial statements should be read in conjunction with the separate historical consolidated financial statements and accompanying notes of Aon and Hewitt that are incorporated by reference in this prospectus supplement. Certain reclassifications have been made to the historical presentation of Hewitt’s financial statements to conform to the presentation used in the unaudited pro forma condensed combined balance sheet and relate primarily to deferred contract costs, deferred contract revenues, advanced billings to clients deferred income taxes, and capital lease obligations. Certain reclassifications have been made to the historical presentation of Hewitt’s financial statements to conform to the presentation used in the unaudited pro forma condensed combined statement of income primarily related to revenues; selling, general and administrative expenses; reimbursable expenses; goodwill and asset impairment; and gain on sale of businesses.

Hewitt’s historical statement of income is presented as of its fiscal year ended September 30, 2009. Had Hewitt conformed to Aon’s fiscal year which ended December 31, 2009, its revenues would have been $3,075 million and its net income would have been $269 million.

As of the date of this prospectus supplement, Aon has not performed the detailed valuation studies necessary to arrive at the required estimates of the fair market value of Hewitt’s assets to be acquired and Hewitt’s liabilities to be assumed and the related allocations of purchase price, nor has it identified the adjustments necessary, if any, to conform Hewitt’s accounting policies to Aon’s accounting policies. However, as indicated in Note 5 to the unaudited pro forma condensed combined financial statements, Aon has made certain adjustments to the June 30, 2010 historical book values of Hewitt’s assets and liabilities to reflect certain preliminary estimates of the fair values necessary to prepare the unaudited pro forma condensed combined financial statements. Any excess purchase price over the historical book values of Hewitt’s net assets, as adjusted to reflect estimated fair values, has been recorded as goodwill. Actual results may differ from these unaudited pro forma condensed combined financial statements once Aon has determined the final purchase price for Hewitt, has completed the valuation studies necessary to finalize the required purchase price allocations and identified any necessary conforming accounting changes. The determination of the final purchase price allocations can be highly subjective and it is possible that other professionals applying reasonable judgment to the same facts and circumstances could develop and support a range of alternative estimated amounts.

Aon is still in the process of completing this review for other intangibles such as favorable/unfavorable contracts and favorable/unfavorable real estate leases. Aon anticipates that there will be unfavorable real estate leases and is in the process of working with a specialist to identify these leases and any related impact there may be on the pro forma condensed combined financial statements. There can be no assurance that the finalization of Aon’s review will not result in material changes.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS—(Continued)

The merger will be accounted for as an acquisition in accordance with the guidance related to business combinations. This guidance outlines the methodologies for calculating acquisition price and for determining fair values. It also requires that all transaction and restructuring costs related to business combinations be expensed as incurred, and it requires that changes in deferred tax asset valuation allowances and liabilities for tax uncertainties subsequent to the acquisition date that do not meet certain re-measurement criteria be recorded in the income statement. Under the acquisition method of accounting, the total estimated acquisition price (consideration transferred) as described in Note 4 to the unaudited pro forma condensed combined financial information will be measured at the closing date of the merger using the market price at that time. Therefore, the per share equity component may be materially different from that assumed for purposes of preparing this unaudited pro forma condensed combined financial information. In accordance with the accounting guidance for business combinations, acquisition related transaction costs (i.e. advisory, legal, valuation, other professional fees) are not included as a component of the consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. Total acquisition related transaction costs expected to be incurred by Aon are estimated to be approximately $20 million and as they are non-recurring, are reflected in these unaudited pro forma condensed combined financial statements as a reduction of cash and retained earnings.

The unaudited pro forma condensed combined financial information does not reflect ongoing cost savings, operating synergies or revenue enhancements that Aon expects to achieve as a result of the merger, the costs to integrate the operations of Aon and Hewitt, or the costs necessary to achieve these cost savings operating synergies or revenue enhancements. The merger is expected to create approximately $355 million in annual cost savings across Aon in 2013, primarily from the reduction in back office areas, public company costs, supplier savings, management overlap and the leverage of technology platforms.

3. Accounting Policies

Upon consummation of the merger, Aon will continue the review of Hewitt’s accounting policies. As a result of that review, Aon may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements. At this time, Aon is not aware of any differences that would have a material impact on the combined financial statements. The unaudited pro forma condensed combined financial statements do not assume any differences in accounting policies.

4. Estimate of Consideration Expected to be Transferred

The following is a preliminary estimate of the consideration to be transferred to effect the transaction:

	US$ in millions, except share data	Common Shares (stated value $1 share)	Capital in Excess of Par Value	Total
(a1)	Issuance of Aon Class A common stock to Hewitt stockholders (64.2 million shares at $38.34)	$64.2	$2,399	$2,463
(a2)	Cash consideration			2,440

	Total consideration			$4,903

Based on Aon’s share price of $38.34 as of July 9, 2010, the purchase price would be approximately $4.9 billion, consisting of $2.44 billion of cash and the issuance of 64.2 million shares of Aon common stock. Hewitt stockholders will be entitled to receive for each share of Hewitt common stock, $25.61 in cash and 0.6362 of a share of Aon common stock. For purposes of the unaudited pro forma condensed combined financial statements, it has been assumed that holders of Hewitt restricted stock awards, restricted stock units and performance stock units will receive the mixed consideration. Hewitt stock options get converted to Aon stock

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS—(Continued)

options based on the exchange ratio. For purposes of these unaudited pro forma condensed combined financial statements, it has been assumed that the holders have all elected to receive the mixed consideration and that in addition to cash consideration approximately 58.5 million shares of Aon common stock were issued to retire 91.96 million shares of Hewitt common stock, and 3.3 million and 2.4 million shares of Aon common stock were issued to satisfy Hewitt stock options and restricted stock units / performance stock units, respectively.

The estimated consideration expected to be transferred reflected in these unaudited pro forma condensed combined financial statements does not purport to represent what the actual consideration transferred will be when the merger is consummated. In accordance with existing GAAP, the fair value of equity securities issued as part of the consideration transferred will be measured on the closing date of the merger at the then-current market price. This requirement will likely result in a per share equity component different from the $38.34 assumed in these unaudited pro forma condensed combined financial statements and that difference may be material. For example, an increase or decrease by 10% in the Aon common stock price on the closing date of the merger from the common stock price assumed in these unaudited pro forma condensed combined financial statements would increase or decrease the consideration expected to be transferred by approximately $250 million, which would be reflected in these unaudited pro forma condensed combined financial statements as an increase or decrease to goodwill. Using the Aon common stock price as of the close of business on September 1, 2010 ($37.16 per share) would result in a decrease of approximately $76 million in the expected consideration.

5. Estimate of Assets to be Acquired and Liabilities to be Assumed

A preliminary estimate of the assets to be acquired and the liabilities to be assumed by Aon in the merger, reconciled to the estimate of consideration expected to be transferred, is provided below. The final valuation of net assets acquired is expected to be completed as soon as possible after the acquisition date.

	(US$ in millions)
(b1)	Book value of net assets acquired at June 30, 2010	$987
	Adjusted for:
	Deferred contract cost, current portion	(96)
	Deferred contract cost, long-term portion	(232)
	Elimination of existing goodwill and intangible assets	(549)

	Adjusted book value of net assets acquired	$110
	Adjusted to:
	Intangible assets(b2)	2,725
	Deferred financing cost—short term	(1)
	Deferred financing cost—long term	(2)
	Deferred contract revenues, current portion(b3)	62
	Deferred contract revenues, long-term portion(b3)	113
	Deferred tax liability(b4)	(939)
	Income tax payable(b4)	110
	Goodwill(b5)	2,725

	Estimate of consideration expected to be transferred	$4,903

As of the date of this prospectus supplement, Aon has not performed the detailed valuation studies necessary to arrive at the required estimates of the fair market value of Hewitt’s assets to be acquired and Hewitt’s liabilities to be assumed and the related allocations of purchase price, nor has it identified the adjustments necessary, if any, to conform Hewitt’s accounting policies to Aon’s accounting policies. Aon is still in the

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS—(Continued)

process of completing its review for other intangibles such as favorable/unfavorable contracts and favorable/unfavorable real estate leases. Aon anticipates that there will be unfavorable real estate leases and is in the process of working with a specialist to quantify this number and the related impact on the unaudited pro forma condensed combined financial statements. There can be no assurance that such finalization will not result in material changes.

Upon completion of the fair value assessment after the acquisition of Hewitt, Aon anticipates that the ultimate purchase price allocation will differ from the preliminary assessment outlined above. Any changes to the initial estimates of the fair value of the acquired assets and assumed liabilities will be recorded as adjustments to those assets and liabilities and residual amounts will be allocated to goodwill.

(b2)	The components of the estimated fair value of acquired identifiable intangible assets are as follows:

(US$ in millions)	Estimated Fair Value	Estimated Useful Lives (Years)
Trademark / Trade Name	$865	n/a
Customer Relationships
Human Capital Consulting	50	9
H&B Retirement Consulting	310	11
Benefits Outsourcing / Administration	1,070	11
Developed Technology	430	7

Total	$2,725

As of the effective time of the merger, identifiable intangible assets are required to be measured at fair value and these acquired identifiable intangible assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of these unaudited pro forma condensed combined financial statements, it is assumed that all identifiable intangible assets will be used and that all assets will be used in a manner that represents the highest and best use of those assets, but it is not assumed that any market participant synergies will be achieved. The consideration of synergies has been excluded because they are not considered to be factually supportable, which is a required condition for these pro forma adjustments.

For purposes of the preliminary allocation, Aon has estimated a fair value for Hewitt’s intangible assets related to trademark and trade names, customer relationships and developed technology based on the net present value of the projected income stream of those intangible assets. The fair value adjustment is being amortized over an estimated useful life of between seven and eleven years. The estimated future amortization charges as of December 31, 2009 are: 2010: $235 million, 2011: $218 million, 2012: $199 million, 2013: $183 million. A 10% change in the allocation between these intangible assets and goodwill would result in a change in annual amortization expense of approximately $25.2 million in the first full year.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS—(Continued)

(b3)	Adjustment to record the differences between the estimated fair values and the historical carrying amounts of Hewitt’s deferred revenues including the elimination of deferred revenue balances where no future performance obligation exists. The estimated fair values represent amounts equivalent to the estimated costs to complete plus an appropriate profit margin to fulfill the obligations assumed for in progress implementation projects. The estimated amounts presented for purposes of the unaudited pro forma condensed combined balance sheet are based upon the deferred revenue balances of Hewitt as of June 30, 2010.

(US$ in millions)	Deferred Revenue	Estimated Fair Values	Decrease
Deferred revenues, current	$64	$2	$(62)
Deferred revenues, long term	163	50	(113)

Total	$227	$52	$(175)

(b4)	As of the effective time of the merger, Aon will provide deferred taxes and make other adjustments as part of the accounting for the acquisition, primarily related to the estimated fair value adjustments for acquired intangibles, deferred revenue and deferred costs. Aon will also make adjustments to deferred taxes and current income taxes to reflect the estimated tax impact of equity compensation (stock options, restricted stock units and performance stock units) that will vest as part of the merger transaction.

The pro forma adjustment to record the effect of deferred taxes and other adjustments was computed as follows:

US$ in millions
Estimated fair value adjustment for intangible assets to be acquired	$2,549
Estimated fair value adjustment to deferred contract revenues	175
Estimated fair value adjustment to deferred contract costs	(328)

Total estimated fair value adjustments	$2,396

Deferred taxes associated with fair value adjustments of assets to be acquired(i)	$(923)
Reversal of deferred taxes associated with Hewitt equity compensation	(16)

Total estimated adjustment to deferred taxes	$(939)

Estimated Hewitt equity compensation (stock options, RSU and PSU)	$290
Estimated adjustment to current taxes for Hewitt equity compensation consideration(ii)	110

(i)	Deferred taxes for acquired intangible assets are based on a 38.5% estimated combined post-merger US federal and state statutory rate. Deferred taxes for deferred contract revenues and deferred contract costs are based on Hewitt’s 38% combined US federal and state statutory rate.
(ii)	Assumes that all stock options are exercised upon closing. Adjustment based on 38% statutory rate after consideration of certain limitations on tax benefits for equity compensation.

(b5)	Goodwill is calculated as the difference between the acquisition date fair value of the consideration expected to be transferred and the values assigned to the assets acquired and liabilities assumed. Goodwill is not amortized.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS—(Continued)

6. Pro Forma Adjustments

This note should be read in conjunction with Note 1. Description of Transaction; Note 2. Basis of Presentation; Note 4. Estimate of Consideration Expected to be Transferred; and Note 5. Estimate of Assets to be Acquired and Liabilities to be Assumed. Adjustments included in the columns under the headings “Pro Forma Adjustments,” “Acquisition Adjustments” and “Debt Issuance Adjustments” represent the following:

(c)	To record the cash used in the merger excluding the cash portion of the acquisition purchase price.

Includes estimated payments which are estimated to be $717 million and are assumed to be made on or before the acquisition including $14 million of fees associated with the bridge loan, $26 million of fees associated with the term loan, approximately $3 million of fees associated with the Notes, $20 million for Aon’s estimated acquisition related costs, $608 million to retire Hewitt short term and long term debt and accrued interest (including a $53 million pre payment / “make whole” payment), $11 million to retire interest rate swaps associated with the debt and $35 million associated with Hewitt’s voluntary deferred compensation plan which will be paid upon completion of the merger.

The unaudited pro forma condensed combined financial statements assumed that the cash portion of the acquisition purchase price is $2.44 billion of which $1.44 billion will be raised through the issuance of the Notes. The proceeds raised from the issuance of the Notes in excess of this $1.44 billion amount, of approximately $44 million, has been included as cash and serves to partially offset the estimated payments listed in the paragraph above in calculating the cash used in the merger excluding the cash portion of the acquisition purchase price.

For the purposes of these unaudited pro forma condensed combined financial statements, Aon has assumed that all of Hewitt’s short-term and long-term debt will be retired upon completion of the merger. Aon is still in the process of determining whether certain of Hewitt’s debt will be retired upon completion of the merger. The principal impact on the unaudited pro forma condensed financial statements of not retiring certain of Hewitt’s debt would be an increase in cash and cash equivalents as the amount of cash used to retire debt and pay the “make whole” payment would be reduced, an increase in short-term and long-term debt, an increase in interest expense reflecting the interest rate payable on the relevant unretired debt, a decrease in income taxes and a decrease in both basic and diluted net income from continuing operations per common share.

(c1)	On August 13, 2010, Aon entered into (i) a $1 billion term loan facility with an interest rate of LIBOR + 2.5% and (ii) a $1.5 billion bridge facility with certain lenders in connection with the financing of a portion of the merger consideration expected to be transferred in the merger. The bridge facility has a term of 364 days from the effective time of the merger and provides Aon with unsecured financing in a total principal amount up to $1.5 billion. For the purposes of the unaudited pro forma condensed combined financial statements, it has been assumed that, in lieu of drawing on the bridge facility, Aon will issue the Notes in a total principal amount of $1.5 billion to finance a portion of the merger consideration.

•

Aon estimates additional interest expense of $63 million in 2009 and $35 million in the first six months of 2010 associated with the additional debt Aon will issue in connection with the merger offset by retiring Hewitt’s existing debt. This consists of additional interest expense of approximately $33.3 million in 2009 and $16.7 million in the first six months of 2010 associated with the $1 billion term loan under the $1 billion term loan facility with an interest rate of LIBOR + 2.5% and a three year maturity. For purposes of the unaudited pro forma condensed combined income statement, Aon used a LIBOR rate of 0.83488% based on September 2, 2010 interest rates. On September 7, 2010, in lieu of drawing down on its $1.5 billion bridge facility, Aon agreed to issue the 2015 Notes, 2020 Notes and 2040 Notes which have interest rates of 3.5%, 5.0% and 6.25% respectively. Aon will therefore incur additional interest expense associated with the Notes of approximately $69.8 million in 2009 and

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS—(Continued)

$34.9 million in the first six months of 2010. This interest expense will be offset by the elimination of Hewitt’s interest expense due to the retirement of Hewitt’s outstanding debt of $40 million in 2009 and $17 million in the first six months of 2010.

•

If LIBOR were to increase or decrease by 1% from the rate assumed on the $1.0 billion term loan, pro forma interest expense would increase or decrease by approximately $10 million for 2009 and $5 million for the first six months of 2010.

•

Aon estimates additional interest expense of approximately $23 million in 2009 and $5 million in the first six months of 2010 for the amortization of debt issuance costs associated with the $1 billion term loan facility, and the $1.5 billion bridge facility that Aon entered into on August 13, 2010. This is based on debt issuance costs associated with the two aforementioned debt instruments of approximately $40 million ($26 million of costs associated with the term loan facility amortized over three years and $14 million associated with the bridge facility expensed immediately). Aon estimates additional interest expense of approximately $1.4 million in 2009 and $0.7 million in the first six months of 2010 for the amortization of debt issuance costs associated with the Notes. This is based on debt issuance costs associated with the Notes of approximately $12 million amortized over the respective terms of the Notes.

•	Aon also estimates additional interest expense of approximately $0.9 million in 2009 and $0.4 million in the first six months of 2010 for the amortization of the discount on issuance of the Notes.

The interest that Aon will ultimately pay can vary greatly from what is assumed in these unaudited pro forma condensed combined financial statements and will depend on the actual floating interest rate of the $1 billion term loan and Aon’s credit rating, amongst other factors.

The impact to deferred financing costs, interest expense and equity are summarized below.

(c2)	Net deferred financing costs associated with the $1.0 billion term loan facility and the Notes will increase other non-current assets by $22 million at June 30, 2010 after adjusting for amortization of $23 million and $5 million for the twelve months ended December 31, 2009 and the six month period ended June 30, 2010, respectively.

	US$ in millions
(c3)	Amortization of term loan facility financing costs into interest expense	$13
	Amortization of bridge facility financing costs into interest expense	14
	Amortization of financing costs and discount on issuance related to the Notes into interest expense	3
	Eliminate Aon’s acquisition-related transaction costs assumed to be non-recurring	20
	Prepayment penalty / “make whole” provision to retire Hewitt’s term notes	53

	Equity effect of the loss on extinguishment of debt, financing fees, and transaction costs	$103

Total advisory, legal, regulatory and valuation costs expected to be incurred by Aon are estimated to be approximately $20 million, and are reflected in these unaudited pro forma condensed combined financial statements as a reduction to cash and retained earnings as Aon views these expenses as non recurring. In addition, the $53 million prepayment penalty / “make whole” provision incurred to retire existing Hewitt debt is reflected in these unaudited pro forma condensed combined financial statements as a reduction to cash and retained earnings.

(c4)	The elimination of Hewitt’s stock based compensation expense. On the date of closing, all outstanding stock options of Hewitt become fully vested and will be converted at the effective time in accordance with the terms of the Merger Agreement. No compensation expense has been included in the unaudited pro forma condensed combined financial statements as the compensation programs for Hewitt employees have not yet been determined and cannot be estimated.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS—(Continued)

(c5)	The unaudited pro forma condensed combined statements of income have been adjusted to reflect the adjustments to Hewitt’s acquired assets.

US$ in millions	Twelve months ended December 31, 2009	Six months ended June 30, 2010
The elimination of Hewitt’s historical asset depreciation and amortization, including amortization of deferred contract revenues and costs	$(164)	$(87)
The increase in depreciation and amortization expense resulting from the fair value adjustments associated with acquired assets	365	174

	$201	$87

(c6)	To record estimated tax impact of the acquisition on the unaudited pro forma condensed combined balance sheet and unaudited pro forma condensed combined statements of income primarily related to the estimated fair value adjustments for intangibles, deferred revenue, deferred costs, and vesting of certain equity compensation items.

Aon has assumed a 38.5% combined statutory federal and state tax rate when estimating the tax effects of the adjustments to the unaudited pro forma condensed combined statements of income and the estimated fair value adjustment related to intangibles. The deferred tax adjustments for deferred revenue, deferred costs, and equity compensation plans have been recorded based on the Hewitt historic statutory federal and state tax rate of 38% because these items are now reversing.

(c7)	To adjust goodwill to an estimate of acquisition-date goodwill, as follows:

US$ in millions
Eliminate Hewitt’s historical goodwill	$(373)
Estimated transaction goodwill	2,725

Total	$2,352

(c8)	To adjust intangible assets to an estimate of fair value, as follows:

US$ in millions
Eliminate Hewitt’s historical intangible assets	$(176)
Estimated fair value of intangible assets acquired	2,725

Total	$2,549

(c9)	To adjust debt as follows:

US$ in millions
Eliminate Hewitt’s historical current debt	$29
Eliminate Hewitt’s historical long term debt	519
Retirement of interest rate swaps ($11 million) and accrued interest ($7 million)	18

Total	$566

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS—(Continued)

(c10)	To record the stock portion of the transaction consideration, at par, and to eliminate Hewitt common stock, at par, as follows:

US$ in millions
Eliminate Hewitt’s common stock	$(1)
Issuance of Aon common stock	64

Total	$63

(c11)	To record the stock portion of the transaction consideration, at fair value less par, and to eliminate Hewitt additional paid in capital, as follows:

US$ in millions
Eliminate Hewitt’s additional paid in capital	$(1,744)
Additional paid in capital on issuance of Aon common stock	2,399

Total	$655

(c12)	To eliminate Hewitt’s retained earnings, and to record estimated non-recurring acquisition and financing related costs of Aon, as follows:

US$ in millions
Eliminate Hewitt’s retained earnings	$(674)
Estimated acquisition related expenses, costs related to new financing and prepayment penalty on existing debt assumed to be non recurring(c3)	(103)

Total	$(777)

The unaudited pro forma condensed combined financial statements do not reflect anticipated acquisition-related transaction costs to be incurred by Hewitt, which are estimated to be approximately $30 million.

(c13)	To eliminate Hewitt’s accumulated other comprehensive loss and treasury stock of $25 million and $1.407 billion, respectively.

DESCRIPTION OF THE NOTES

The following description of the particular terms of the Notes offered by this prospectus supplement supplements, and to the extent inconsistent therewith, replaces the description of the general terms and provisions of the senior debt securities set forth under the caption “Description of Debt Securities” in the accompanying prospectus. Terms used in this prospectus supplement that are otherwise not defined have the meanings given to them in the accompanying prospectus.

We will issue $600,000,000 aggregate principal amount of 3.50% senior notes due 2015 (the “2015 Notes”), $600,000,000 aggregate principal amount of 5.00% senior notes due 2020 (the “2020 Notes”) and $300,000,000 aggregate principal amount of 6.25% senior notes due 2040 (the “2040 Notes”). Although for convenience the 2015 Notes, the 2020 Notes and the 2040 Notes are referred to collectively as the “Notes,” each will be issued as a separate series and will not together have any class voting or other rights. The following is a summary of the material provisions of the indenture and the escrow agreement. It does not include all of the provisions of the indenture. We urge you to read the indenture because it, not this description, defines your rights. The terms of the Notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”). A copy of the indenture may be obtained from the Company. For purposes of this section, references to the “Company,” “we,” “us” and “our” include only Aon Corporation and not its subsidiaries.

The Notes will be senior unsecured obligations of the Company, ranking pari passu in right of payment with all other senior unsecured obligations of the Company. The Notes will be effectively subordinated to all secured debt of the Company, structurally subordinated to the debt of the Company’s Subsidiaries and effectively subordinated to the other senior debt of the Company that has the benefit of certain provisions and covenants not applicable to the Notes.

The Company will issue the Notes in fully registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Trustee will initially act as paying agent and registrar for the Notes. The Notes may be presented for registration of transfer and exchange at the offices of the registrar. The Company may change the paying agent and registrar without notice to holders of the Notes. It is expected that the Company will pay principal and interest (and premium, if any) on the Notes at the Trustee’s corporate office by wire transfer, if book-entry at DTC, or check mailed to the registered address of holders.

Principal, Maturity and Interest

2015 Notes

The 2015 Notes will mature on September 30, 2015. $600,000,000 in aggregate principal amount of the 2015 Notes will be issued in this offering. After the Issue Date, additional Notes (“Additional 2015 Notes”) may be issued from time to time; provided the Additional 2015 Notes will be fungible with the 2015 Notes for U.S. federal income tax purposes. The 2015 Notes and any Additional 2015 Notes that are actually issued will be treated as a single class for all purposes under the indenture, including, without limitation, as to waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the indenture and this “Description of the Notes,” references to the 2015 Notes include any Additional 2015 Notes actually issued.

Interest on the 2015 Notes will accrue at the rate of 3.50% per annum and will be payable semiannually in arrears in cash on each March 30 and September 30, commencing on March 30, 2011, to the persons who are registered holders at the close of business on the March 15 or September 15, as the case may be, immediately preceding the applicable interest payment date. Interest on the 2015 Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance to but excluding the actual interest payment date.

Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

2020 Notes

The 2020 Notes will mature on September 30, 2020. $600,000,000 in aggregate principal amount of the 2020 Notes will be issued in this offering. After the Issue Date, additional Notes (“Additional 2020 Notes”) may be issued from time to time; provided the Additional 2020 Notes will be fungible with the 2020 Notes for U.S. federal income tax purposes. The 2020 Notes and any Additional 2020 Notes that are actually issued will be treated as a single class for all purposes under the indenture, including, without limitation, as to waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the indenture and this “Description of the Notes,” references to the 2020 Notes include any Additional 2020 Notes actually issued.

Interest on the 2020 Notes will accrue at the rate of 5.00% per annum and will be payable semiannually in arrears in cash on each March 30 and September 30, commencing on March 30, 2011, to the persons who are registered holders at the close of business on the March 15 or September 15, as the case may be, immediately preceding the applicable interest payment date. Interest on the 2020 Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance to but excluding the actual interest payment date.

Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

2040 Notes

The 2040 Notes will mature on September 30, 2040. $300,000,000 in aggregate principal amount of the 2040 Notes will be issued in this offering. After the Issue Date, additional Notes (“Additional 2040 Notes”) may be issued from time to time; provided the Additional 2040 Notes will be fungible with the 2040 Notes for U.S. federal income tax purposes. The 2040 Notes and any Additional 2040 Notes that are actually issued will be treated as a single class for all purposes under the indenture, including, without limitation, as to waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the indenture and this “Description of the Notes,” references to the 2040 Notes include any Additional 2040 Notes actually issued.

Interest on the 2040 Notes will accrue at the rate of 6.25% per annum and will be payable semiannually in arrears in cash on each March 30 and September 30, commencing on March 30, 2011, to the persons who are registered holders at the close of business on the March 15 or September 15, as the case may be, immediately preceding the applicable interest payment date. Interest on the 2040 Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance to but excluding the actual interest payment date.

Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Escrow of Proceeds; Special Mandatory Redemption

We expect to use all of the net proceeds from this offering as described under “Use of Proceeds” upon the consummation of the merger. However, we expect the closing of this offering to occur in advance of the expected date of consummation of the merger.

In the event that, for any reason, (i) we do not consummate the merger with Hewitt on or prior to March 31, 2011 or (ii) the Merger Agreement is terminated at any time prior thereto, then we will redeem all of the Notes on the Special Mandatory Redemption Date (as defined below) at a redemption price equal to 101% of the aggregate principal amount of the Notes, plus accrued and unpaid interest from the later of the date of initial issuance or the most recent date to which interest has been paid or duly provided for, whichever is later, to but excluding the Special Mandatory Redemption Date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). The “Special Mandatory Redemption Date” means the earlier to occur of (1) April 30, 2011, if the proposed transaction has not been completed on or prior to March 31, 2011, or (2) the 30th day (or if such day is not a business day, the first business day thereafter) following the termination of the Merger Agreement for any reason.

We will cause the notice of special mandatory redemption to be mailed, with a copy to the trustee, within five business days after the occurrence of the event triggering special mandatory redemption to each holder at its registered address. If funds sufficient to pay the special mandatory redemption price of all Notes to be redeemed on the Special Mandatory Redemption Date are deposited with the paying agent on or before such Special Mandatory Redemption Date, and certain other conditions are satisfied, on and after such Special Mandatory Redemption Date, the Notes will cease to bear interest and all rights under the Notes shall terminate. The provisions relating to special mandatory redemption described in this paragraph may not be waived or modified for each series of Notes without the written consent of holders of at least 90% in principal amount of that series of Notes outstanding.

Immediately prior to the closing of this offering, we will enter into an escrow agreement with the trustee and The Bank of New York Mellon Trust Company, N.A. as the escrow agent, pursuant to which we will, on the date of the closing of the offering, deposit with the escrow agent an amount equal to the net proceeds of this offering that will be used as applicable for the merger or the special redemption described above.

Optional Redemption

Each series of Notes will be redeemable, in whole at any time or in part from time to time, at our option at a redemption price equal to the greater of:

(i) 100% of the principal amount of the Notes of such series to be redeemed; and

(ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below), plus 35 basis points in the case of the 2015 Notes, plus 40 basis points in the case of the 2020 Notes and plus 40 basis points in the case of the 2040 Notes, plus, in each case, accrued interest thereon to the date of redemption. Notwithstanding the foregoing, installments of interest on a series of Notes being redeemed that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to such series of Notes and the indenture.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the series of Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of three Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Trustee is given fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations, or (iii) if only one Reference Treasury Dealer Quotation is received, such quotation.

“Quotation Agent” means the Reference Treasury Dealer appointed by us.

“Reference Treasury Dealer” means each of Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. Incorporated, Banc of America Securities LLC, Deutsche Bank Securities Inc. and RBS Securities Inc. (or their respective affiliates that are Primary Treasury Dealers) and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City, which we refer to as a Primary Treasury Dealer, we will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

Notice of any redemption described under “—Optional Redemption” will be mailed at least 30 days but not more than 90 days before the redemption date to each holder of the series of Notes to be redeemed. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the series of Notes or portions thereof called for redemption. If less than all of a series of the Notes are to be redeemed, the Notes to be redeemed shall be selected by lot by The Depository Trust Company, in the case of Notes represented by a global security, or by the Trustee by a method the Trustee deems to be appropriate, in the case of Notes that are not represented by a global security.

Change of Control Repurchase Event

If a Change of Control Repurchase Event occurs with respect to a series of Notes, unless we have exercised our option to redeem such series of Notes by notifying the holders of such series of Notes to that effect as described above, we will be required to make an offer (a “Change of Control Offer”) to each holder of such series of Notes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess of $2,000) of that holder’s Notes of such series on the terms set forth in such Notes. In a Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of the Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased to the date of repurchase (the “Change of Control Payment”).

Within 30 days following any Change of Control Repurchase Event or, at our option, prior to any Change of Control, but after public announcement of the pending Change of Control, we will be required to send, by first class mail, a notice to each holder of Notes, with a copy to the trustee, which notice will govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which date will be no earlier than 30 days and no later than 90 days from the date that notice is mailed, other than as may be required by law (a “Change of Control Payment Date”). The notice will, if mailed prior to the date of consummation of the Change of Control, state that the Change of Control Offer is conditioned on the Change of Control Repurchase Event occurring on or prior to the applicable Change of Control Payment Date.

On each Change of Control Payment Date, we will, to the extent lawful:

•	accept for payment all applicable Notes or portions of such Notes properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all applicable Notes or portions of such Notes properly tendered; and

•

deliver or cause to be delivered to the trustee the applicable Notes properly accepted together with an officer’s certificate stating the aggregate principal amount of such Notes or portions of such Notes being repurchased and that all conditions precedent provided for in the indenture to the Change of Control Offer and to the repurchase by us of such Notes pursuant to the Change of Control Offer have been complied with.

We will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and the third party repurchases all applicable Notes properly tendered and not withdrawn under its offer.

To the extent that we are required to make a Change of Control Offer upon the occurrence of a Change of Control Repurchase Event, we may not have sufficient funds to repurchase such Notes in cash at such time. In addition, our ability to repurchase the applicable Notes for cash may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time. The failure to make such repurchase would result in a default under the applicable Notes.

We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934 (the “Exchange Act”) and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the applicable Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the applicable Notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the applicable Notes by virtue of any such conflict.

For purposes of the Change of Control Offer provisions of the Notes, the following terms will be applicable:

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to any person, other than to us or one of our subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our outstanding Voting Stock or other Voting Stock into which our Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (3) we consolidate with, or merge with or into, any person, or any person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or the Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction; or (4) the first day on which a majority of the members of our board of directors are not Continuing Directors. Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control under clause (2) above if (i) we become a direct or indirect wholly-owned subsidiary of a holding company and (ii)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (B) the shares of our Voting Stock outstanding immediately prior to such transaction are converted into or exchanged for, a majority of the Voting Stock of such holding company immediately after giving effect to such transaction. The term “person,” as used in this definition, has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

The definition of “change of control” includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our assets and the assets of our subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require us to repurchase its Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and the assets of our subsidiaries, taken as a whole, to another person or group may be uncertain.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Rating Event.

“Continuing Directors” means, as of any date of determination, any member of our Board of Directors who (1) was a member of our Board of Directors on the date the Notes were initially issued or (2) was nominated for election, elected or appointed to our Board of Directors with the approval of a majority of the Continuing Directors who were members of our Board of Directors at the time of the nomination, election or appointment (either by a specific vote or by approval of our proxy statement in which that member was named as a nominee for election as a director, without objection to the nomination).

“Fitch” means Fitch Inc. and its successors.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s, BBB- (or the equivalent) by S&P and BBB- (or the equivalent) by Fitch, and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by us.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Rating Agencies” means each of Moody’s, S&P and Fitch; provided, that if any of Moody’s, S&P or Fitch ceases to provide rating services to issuers or investors, we may appoint a replacement for such Rating Agency that is reasonably acceptable to the trustee under the Indenture.

“Rating Event” means the rating on the applicable Notes is lowered by at least two of the three Rating Agencies and such Notes are rated below an Investment Grade Rating by at least two of the three Rating Agencies, in any case on any day during the period (which period will be extended so long as the rating of such Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) beginning on the first public notice of the occurrence of a Change of Control and ending 60 days following consummation of such Change of Control.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of that person that is at the time entitled to vote generally in the election of the board of directors of that person.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

Except as described in this prospectus supplement in “—Escrow of Proceeds; Special Mandatory Redemption” and in “—Change of Control Repurchase Event,” the Company is not required to make any mandatory redemption or sinking fund payments or any offers to purchase with respect to the Notes. We may at any time and from time to time purchase Notes in the open market or otherwise.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of the material U.S. federal income tax consequences to beneficial owners of the Notes of the acquisition, ownership, and disposition of the Notes. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the U.S. Treasury regulations promulgated thereunder, administrative pronouncements and judicial decisions, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis.

This discussion applies only to beneficial owners that acquire the Notes in connection with their initial issuance at their initial offering price and hold the Notes as “capital assets” within the meaning of section 1221 of the Code. This discussion does not address all aspects of U.S. federal income taxation that might be important to particular investors in light of their individual circumstances or the U.S. federal income tax consequences applicable to special classes of taxpayers, such as banks and other financial institutions, insurance companies, real estate investment trusts, regulated investment companies, tax-exempt organizations, partnerships (or entities properly classified as partnerships for U.S. federal income tax purposes) or other pass-through entities, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, persons liable for U.S. federal alternative minimum tax, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, former citizens or residents of the United States, and persons holding the Notes as part of a hedging or conversion transaction or a straddle. The discussion does not address any foreign, state, local or non-income tax consequences of the acquisition, ownership or disposition of the Notes to beneficial owners of the Notes.

As used in this prospectus supplement, the term “U.S. Holder” means a beneficial owner of a note who or which is for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•

a corporation (or other entity properly classified as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state within the United States, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if (i) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more “United States persons” (as defined in the Code) have the authority to control all substantial decisions of the trust, or (ii) in the case of a trust that was treated as a domestic trust under the laws in effect before 1997, a valid election is in place under applicable U.S. Treasury regulations to treat such trust as a domestic trust.

The term “Non-U.S. Holder” means any beneficial owner of a note who or which is not a U.S. Holder and is not a partnership or other entity properly classified as a partnership for U.S. federal income tax purposes. For the purposes of this prospectus supplement, U.S. Holders and Non-U.S. Holders are referred to collectively as “Holders.”

If a partnership or other entity properly classified as a partnership for U.S. federal income tax purposes is a beneficial owner of a note, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the entity. Such entities and partners in such entities should consult their own tax advisors about the U.S. federal income and other tax consequences of the acquisition, ownership and disposition of a note.

This discussion is for general purposes only. Holders should consult their own tax advisors regarding the application of the U.S. federal income tax laws to their particular situations and the consequences under federal estate or gift tax laws, as well as foreign, state or local laws and tax treaties, and the possible effects of changes in tax laws.

U.S. Federal Income Taxation of U.S. Holders

Payments of Interest

Stated interest on Notes beneficially owned by a U.S. Holder generally will be taxable as ordinary interest income at the time payments are accrued or are received in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Payments under Certain Events

In the event that we do not consummate the merger with Hewitt on or prior to March 31, 2011 or the Merger Agreement is terminated prior thereto, we will be required to redeem the Notes at a specified redemption price. See “Description of the Notes—Escrow of Proceeds; Special Mandatory Redemption.” In addition, we must offer to repurchase the Notes if a change of control repurchase event occurs. See “Description of the Notes—Change of Control Repurchase Event.” These contingencies could subject the Notes to the provisions of the U.S. Treasury regulations relating to “contingent payment debt instruments.” We believe and intend to take the position that the foregoing contingencies should not result in the Notes being treated as contingent payment debt instruments. Our position is binding on a holder, unless the holder discloses in the proper manner to the Internal Revenue Service that it is taking a different position. If the Internal Revenue Service were to successfully challenge this position, the amount, timing and character of payments under the Notes may differ, which could increase the present value of a U.S. Holder’s U.S. federal income tax liability with respect to the Notes. The remainder of this discussion assumes that the Notes will not be treated as contingent payment debt instruments.

Sale, Exchange or Redemption of the Notes

Upon the sale, exchange, redemption or other taxable disposition of the Notes, a U.S. Holder generally will recognize gain or loss equal to the difference, if any, between (i) the amount realized upon the sale, exchange, redemption or other taxable disposition of the Notes, other than amounts attributable to accrued and unpaid interest (which will be taxed as ordinary interest income to the extent such interest has not been previously included in income), and (ii) the U.S. Holder’s adjusted tax basis in the Notes. The amount realized by a U.S. Holder is the sum of cash plus the fair market value of all other property received on such sale, exchange, redemption or other taxable disposition. A U.S. Holder’s adjusted tax basis in the Notes generally will be its cost for the Notes.

Gain or loss a U.S. Holder recognizes on the sale, exchange, redemption or other taxable disposition of the Notes generally will be capital gain or loss. Such gain or loss generally will be long-term capital gain or loss if a U.S. Holder has held the Notes for more than 12 consecutive months. For non-corporate U.S. Holders, long-term capital gains are currently taxed at a lower rate than ordinary income. The deductibility of capital losses is subject to limitations. A U.S. Holder should consult its own tax advisor regarding the deductibility of capital losses in its particular circumstances.

Backup Withholding and Information Reporting

In general, a U.S. Holder that is not an “exempt recipient” will be subject to U.S. federal backup withholding at the applicable rate (currently 28% and scheduled to increase to 31% as of January 1, 2011) with respect to payments on the Notes and the proceeds of a sale, exchange, redemption or other taxable disposition of the Notes, unless the U.S. Holder provides its taxpayer identification number to the paying agent and certifies, under penalties of perjury, that it is not subject to backup withholding on an Internal Revenue Service Form W-9 (Request for Taxpayer Identification Number and Certification) and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder may be allowed as a credit against such U.S. Holder’s U.S. federal income tax liability and may entitle such U.S. Holder to a refund, provided the required information is furnished to the Internal Revenue Service in a timely manner. In addition, payments on the Notes made to, and the proceeds of a sale or other taxable disposition by, a U.S. Holder that is not an exempt recipient generally will be subject to information reporting requirements.

U.S. Federal Income Taxation of Non-U.S. Holders

Payments of Interest

Subject to the discussion below under “—Backup Withholding and Information Reporting,” a Non-U.S. Holder generally will not be subject to U.S. federal withholding tax on interest paid on the Notes so long as:

•	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all of our stock entitled to vote;

•	the Non-U.S. Holder is not a “controlled foreign corporation” that is related to us, actually or by attribution, through stock ownership; and

•

either (i) the Non-U.S. Holder certifies under penalties of perjury on Internal Revenue Service Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding) or a suitable substitute form that it is not a United States person (as defined in the Code), and provides its name and address, and U.S. taxpayer identification number, if any, or (ii) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the Notes on behalf of the Non-U.S. Holder certifies under penalties of perjury that the certification referred to in clause (i) has been received from the Non-U.S. Holder, and furnishes to us a copy thereof.

A Non-U.S. Holder that does not qualify for exemption from withholding as described above generally will be subject to withholding of U.S. federal income tax at a rate of 30% on payments of interest on the Notes. A Non-U.S. Holder may be entitled to the benefits of an income tax treaty under which interest on the Notes is subject to a reduced rate of U.S. withholding tax or is exempt from U.S. withholding tax, provided the Non-U.S. Holder furnishes us a properly completed and executed Internal Revenue Service Form W-8BEN claiming the reduction or exemption and the Non-U.S. Holder complies with any other applicable procedures.

Special rules regarding exemption from, or reduced rates of, U.S. withholding tax may apply in the case of Notes held by partnerships or certain types of trusts. Partnerships and trusts that are prospective purchasers should consult their tax advisors regarding special rules that may be applicable in their particular circumstances.

Sale, Exchange or Redemption of the Notes

Generally, any gain recognized by a Non-U.S. Holder on the sale, exchange, redemption or other taxable disposition of a note (other than amounts attributable to accrued and unpaid interest, which will be treated as described under “—Payments of Interest” above) will be exempt from U.S. federal income and withholding tax, unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if a treaty applies, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States); or

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year, and certain other conditions are met.

Effectively Connected Income

If interest, gain or other income recognized by a Non-U.S. Holder on a note is “effectively connected” with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if a treaty applies, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States), the Non-U.S. Holder will not be subject to the withholding tax discussed above if the Non-U.S. Holder provides us with a properly completed and executed Internal Revenue Service Form W-8ECI (Certificate of Foreign Person’s Claim That Income Is Effectively Connected With the Conduct of a Trade or Business in the United States), but the

Non-U.S. Holder generally will be subject to U.S. federal income tax on such interest, gain or other income as if it were a United States person (as defined in the Code). In addition to such U.S. federal income tax, if the Non-U.S. Holder is a corporation, it may be subject to an additional 30% branch profits tax.

Backup Withholding and Information Reporting

We must report annually to the Internal Revenue Service and to a Non-U.S. Holder the amount of interest paid to such Non-U.S. Holder and the tax withheld from those payments. These reporting requirements apply regardless of whether U.S. withholding tax on such payments was reduced or eliminated by any applicable tax treaty or otherwise. Copies of the information returns reporting those payments and the amounts withheld may also be made available to the tax authorities in the country where a Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or agreement.

Under some circumstances, U.S. Treasury regulations require backup withholding and additional information reporting on payments of interest and other “reportable payments.” Such backup withholding and additional information reporting will not apply to payments on the Notes made by us or our paying agent to a Non-U.S. Holder if the certification described above under “—Payments of Interest” is received from the Non-U.S. Holder.

Backup withholding and information reporting generally will not apply to payments of proceeds from the sale or other disposition of a note made to a Non-U.S. Holder by or through the foreign office of a broker. However, information reporting requirements, and possibly backup withholding, will apply if such broker is, for U.S. federal income tax purposes, a United States person (as defined in the Code) or has certain other enumerated connections with the United States, unless such broker has documentary evidence in its records that the Non-U.S. Holder is not a United States person (as defined in the Code) and certain other conditions are met, or the Non-U.S. Holder otherwise establishes an exemption. Payments of proceeds from the sale or other disposition of a note made to a Non-U.S. Holder by or through the U.S. office of a broker are subject to information reporting and backup withholding at the applicable rate unless the Non-U.S. Holder certifies, under penalties of perjury, that it is not a United States person (as defined in the Code) and it satisfies certain other conditions or otherwise establishes an exemption. Backup withholding is not an additional tax. A Non-U.S. Holder may obtain a refund or credit against its U.S. federal income tax liability of any amounts withheld under the backup withholding rules, provided the required information is furnished to the Internal Revenue Service in a timely matter.

Non-U.S. Holders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedures for obtaining such an exemption, if available.

The U.S. federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a Holder’s particular situation. Prospective purchasers of the Notes should consult their own tax advisors with respect to the tax consequences to them of the acquisition, ownership and disposition of the Notes, including the tax consequences under state, local, estate, foreign and other tax laws and tax treaties and the possible effects of changes in U.S. or other tax laws.

BOOK-ENTRY, DELIVERY AND FORM

We have obtained the information in this section concerning The Depository Trust Company (“DTC”), Clearstream Banking, S.A., Luxembourg (“Clearstream, Luxembourg”) and Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”) and their book-entry systems and procedures from sources that we believe to be reliable. We take no responsibility for an accurate portrayal of this information. In addition, the description of the clearing systems in this section reflects our understanding of the rules and procedures of DTC, Clearstream, Luxembourg and Euroclear as they are currently in effect. Those systems could change their rules and procedures at any time.

Each series of Notes will initially be represented by one or more fully registered global Notes. Each such global note will be deposited with, or on behalf of, DTC or any successor thereto and registered in the name of Cede & Co. (DTC’s nominee). You may hold your interests in the global Notes in the United States through DTC, or in Europe through Clearstream, Luxembourg or Euroclear, either as a participant in such systems or indirectly through organizations which are participants in such systems. Clearstream, Luxembourg and Euroclear will hold interests in the global Notes on behalf of their respective participating organizations or customers through customers’ securities accounts in Clearstream, Luxembourg’s or Euroclear’s names on the books of their respective depositaries, which in turn will hold those positions in customers’ securities accounts in the depositaries’ names on the books of DTC. Citibank, N.A. will act as depositary for Clearstream, Luxembourg and JPMorgan Chase Bank will act as depositary for Euroclear.

So long as DTC or its nominee is the registered owner of the global securities representing the Notes, DTC or such nominee will be considered the sole owner and holder of the Notes for all purposes of the Notes and the indenture. Except as provided below, owners of beneficial interests in the Notes will not be entitled to have the Notes registered in their names, will not receive or be entitled to receive physical delivery of the Notes in definitive form and will not be considered the owners or holders of the Notes under the indenture, including for purposes of receiving any reports delivered by us or the trustee pursuant to the indenture. Accordingly, each person owning a beneficial interest in a note must rely on the procedures of DTC or its nominee and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder of Notes.

Unless and until we issue the Notes in fully certificated, registered form under the limited circumstances described below under the heading “—Certificated Notes”:

•	you will not be entitled to receive a certificate representing your interest in the Notes;

•	all references in this prospectus or an accompanying prospectus supplement to actions by holders will refer to actions taken by DTC upon instructions from its direct participants; and

•

all references in this prospectus or an accompanying prospectus supplement to payments and notices to holders will refer to payments and notices to DTC or Cede & Co., as the registered holder of the Notes, for distribution to you in accordance with DTC procedures.

The Depository Trust Company

DTC will act as securities depositary for the Notes. The Notes will be issued as fully registered Notes registered in the name of Cede & Co. DTC is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” under the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” under the New York Uniform Commercial Code; and

•	a “clearing agency” registered under the provisions of Section 17A of the Exchange Act.

DTC holds securities that its direct participants deposit with DTC. DTC facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

Direct participants of DTC include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants. Indirect participants of DTC, such as securities brokers and dealers, banks and trust companies, can also access the DTC system if they maintain a custodial relationship with a direct participant.

Purchases of Notes under DTC’s system must be made by or through direct participants, which will receive a credit for the Notes on DTC’s records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct participants and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which such beneficial owners entered into the transaction. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in Notes, except as provided below in “—Certificated Notes.”

To facilitate subsequent transfers, all Notes deposited with DTC are registered in the name of DTC’s nominee, Cede & Co. The deposit of Notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Notes. DTC’s records reflect only the identity of the direct participants to whose accounts such Notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Book-Entry Format

Under the book-entry format, the paying agent will pay interest or principal payments to Cede & Co., as nominee of DTC. DTC will forward the payment to the direct participants, who will then forward the payment to the indirect participants (including Clearstream, Luxembourg or Euroclear) or to you as the beneficial owner. You may experience some delay in receiving your payments under this system. Neither we, the trustee under the indenture nor any paying agent has any direct responsibility or liability for the payment of principal or interest on the Notes to owners of beneficial interests in the Notes.

DTC is required to make book-entry transfers on behalf of its direct participants and is required to receive and transmit payments of principal, premium, if any, and interest on the Notes. Any direct participant or indirect participant with which you have an account is similarly required to make book-entry transfers and to receive and transmit payments with respect to the Notes on your behalf. We and the trustee under the indenture have no responsibility for any aspect of the actions of DTC, Clearstream, Luxembourg or Euroclear or any of their direct or indirect participants. In addition, we and the trustee under the indenture have no responsibility or liability for any aspect of the records kept by DTC, Clearstream, Luxembourg, Euroclear or any of their direct or indirect participants relating to or payments made on account of beneficial ownership interests in the Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. We also do not supervise these systems in any way.

The trustee will not recognize you as a holder under the indenture, and you can only exercise the rights of a holder indirectly through DTC and its direct participants. DTC has advised us that it will only take action regarding a note if one or more of the direct participants to whom the note is credited directs DTC to take such action and only in respect of the portion of the aggregate principal amount of the Notes as to which that participant or participants has or have given that direction. DTC can only act on behalf of its direct participants. Your ability to pledge Notes to non-direct participants, and to take other actions, may be limited because you will not possess a physical certificate that represents your Notes.

Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the Notes unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the Notes are credited on the record date (identified in a listing attached to the omnibus proxy).

Clearstream, Luxembourg or Euroclear will credit payments to the cash accounts of Clearstream, Luxembourg customers or Euroclear participants in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. These payments will be subject to tax reporting in accordance with relevant United States tax laws and regulations. Clearstream, Luxembourg or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a holder under the indenture on behalf of a Clearstream, Luxembourg customer or Euroclear participant only in accordance with its relevant rules and procedures and subject to its depositary’s ability to effect those actions on its behalf through DTC.

DTC, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the Notes among participants of DTC, Clearstream, Luxembourg and Euroclear. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.

Transfers Within and Among Book-Entry Systems

Transfers between DTC’s direct participants will occur in accordance with DTC rules. Transfers between Clearstream, Luxembourg customers and Euroclear participants will occur in accordance with its applicable rules and operating procedures.

DTC will effect cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream, Luxembourg customers or Euroclear participants, on the other hand, in accordance with DTC rules on behalf of the relevant European international clearing system by its depositary. However, cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in that system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, instruct its depositary to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream, Luxembourg customers and Euroclear participants may not deliver instructions directly to the depositaries.

Because of time-zone differences, credits of securities received in Clearstream, Luxembourg or Euroclear resulting from a transaction with a DTC direct participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date. Those credits or any transactions in those securities settled during that processing will be reported to the relevant Clearstream, Luxembourg customer or Euroclear participant on that business day. Cash received in Clearstream, Luxembourg or Euroclear as a result of sales of securities by or through a Clearstream, Luxembourg customer or a Euroclear participant to a DTC direct participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or Euroclear cash amount only as of the business day following settlement in DTC.

Although DTC, Clearstream, Luxembourg and Euroclear has agreed to the foregoing procedures in order to facilitate transfers of debt securities among their respective participants, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

Certificated Notes

Unless and until they are exchanged, in whole or in part, for Notes in definitive form in accordance with the terms of the Notes, the Notes may not be transferred except (1) as a whole by DTC to a nominee of DTC or (2) by a nominee of DTC to DTC or another nominee of DTC or (3) by DTC or any such nominee to a successor of DTC or a nominee of such successor.

We will issue Notes to you or your nominees, in fully certificated registered form, rather than to DTC or its nominees, only if:

•

we advise the trustee in writing that DTC is no longer willing or able to discharge its responsibilities properly or that DTC is no longer a registered clearing agency under the Exchange Act, and the trustee or we are unable to locate a qualified successor within 90 days;

•	an event of default has occurred and is continuing under the indenture; or

•	we, at our option, elect to terminate the book-entry system through DTC.

If any of the three above events occurs, DTC is required to notify all direct participants that Notes in fully certificated registered form are available through DTC. DTC will then surrender the global note representing the Notes along with instructions for re-registration. The trustee will re-issue the Notes in fully certificated registered form and will recognize the registered holders of the certificated debt securities as holders under the indenture.

Unless and until we issue the Notes in fully certificated, registered form, (1) you will not be entitled to receive a certificate representing your interest in the Notes; (2) all references in this prospectus supplement or the accompanying prospectus to actions by holders will refer to actions taken by the depositary upon instructions from their direct participants; and (3) all references in this prospectus supplement or the accompanying prospectus to payments and notices to holders will refer to payments and notices to the depositary, as the registered holder of the Notes, for distribution to you in accordance with its policies and procedures.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement, we have agreed to sell to the underwriters named below, for whom Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. Incorporated, Banc of America Securities LLC, Deutsche Bank Securities Inc. and RBS Securities Inc. are acting as representatives, the following respective principal amounts of Notes of each series.

Underwriter	Principal Amount of 2015 Notes	Principal Amount of 2020 Notes	Principal Amount of 2040 Notes
Credit Suisse Securities (USA) LLC	$157,500,000	$157,500,000	$78,750,000
Morgan Stanley & Co. Incorporated	$157,500,000	$157,500,000	$78,750,000
Banc of America Securities LLC	75,000,000	75,000,000	37,500,000
Deutsche Bank Securities Inc.	75,000,000	75,000,000	37,500,000
RBS Securities Inc.	75,000,000	75,000,000	37,500,000
Aon Benfield Securities, Inc.	2,000,000	—	—
ANZ Securities, Inc.	11,600,000	12,000,000	6,000,000
Loop Capital Markets LLC	11,600,000	12,000,000	6,000,000
RBC Capital Markets Corporation	11,600,000	12,000,000	6,000,000
UBS Securities LLC	11,600,000	12,000,000	6,000,000
Wells Fargo Securities, LLC	11,600,000	12,000,000	6,000,000

Total	$600,000,000	$600,000,000	$300,000,000

The underwriting agreement provides that the underwriters are obligated to purchase all of the Notes if any are purchased. The underwriting agreement also provides that if an underwriter defaults with respect to the Notes of any series the purchase commitments of non-defaulting underwriters may be increased or the offering of such series of the Notes may be terminated.

The underwriters propose to offer the Notes of each series initially at the applicable public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of 0.30% of the principal amount of the 2015 Notes, 0.325% of the principal amount of the 2020 Notes and 0.50% of the principal amount of the 2040 Notes. The underwriters may allow, and dealers may reallow a concession not to exceed 0.125% of the principal amount of the 2015 Notes, 0.165% of the principal amount of the 2020 Notes and 0.25% of the principal amount of the 2040 Notes on sales to other dealers. After the initial public offering the representatives may change the public offering price and concession and discount to broker/dealers.

We estimate that our out of pocket expenses for this offering will be approximately $2.8 million.

Each series of Notes is a new issue of securities with no established trading market. One or more of the underwriters intend to make a secondary market for each series of the Notes. However, they are not obligated to do so and may discontinue making a secondary market for any series of the Notes at any time without notice. No assurance can be given as to how liquid the trading market for any series of the Notes will be.

We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 (the “Securities Act”) relating to, any additional debt securities, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. Incorporated, Banc of America Securities LLC, Deutsche Bank Securities Inc. and RBS Securities Inc. until the settlement date for the Notes.

We have agreed to indemnify the several underwriters against liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in that respect.

In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriters of Notes in excess of the principal amount of the Notes the underwriters are obligated to purchase, which creates a syndicate short position.

•

Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover syndicate short positions. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering.

•

Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the Notes originally sold by the syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the Notes or preventing or retarding a decline in the market price of the Notes. As a result the price of the Notes may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

Conflicts of Interest; Other Relationships

The underwriters and their affiliates have provided, and may in the future provide, investment banking, commercial lending, financial advisory and other services for us as well as for Hewitt. They have received customary fees and expenses for these services. In particular, Credit Suisse AG is administrative agent and affiliates of the underwriters are joint lead arrangers, joint bookrunners and/or lenders under our term loan credit agreement that is available to provide financing for a portion of the purchase price for our merger with Hewitt. In addition, Credit Suisse AG is administrative agent and affiliates of the underwriters are joint lead arrangers, joint bookrunners and/or lenders under our bridge credit agreement that is available to provide short-term financing for a portion of the purchase price for our merger with Hewitt. Pursuant to its terms, the lenders’ commitments under the bridge credit agreement will be automatically and permanently reduced in an aggregate amount equal to the net proceeds of this offering and will no longer be available to us after this offering. Further, Credit Suisse is acting as financial advisor to us in connection with the transaction, and will receive a contingent payment in the event of the successful completion of the merger.

In addition, Aon Benfield Securities, Inc. is an indirect wholly owned subsidiary of Aon. This offering is subject to, and will be conducted in compliance with, the requirements of NASD Rule 2720 of the FINRA regarding a FINRA member firm distributing the securities of an affiliate.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Member State it has not made and will not make an offer of Notes to the public in that Member State, except that it may, with effect from and including such date, make an offer of Notes to the public in that Member State:

•	at any time to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

•	at any time in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of the above, the expression an “offer of Notes to the public” in relation to any Notes in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in that Member State.

United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to, and are only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus supplement and the accompanying prospectus are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or the accompanying prospectus.

Hong Kong

The Notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The Notes offered in this prospectus supplement have not been registered under the Securities and Exchange Law of Japan. The Notes have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Singapore

This prospectus supplement and the related prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the related prospectus, and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”),

(ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•

a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Notes pursuant to an offer made under Section 275 of the SFA except

•

to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus supplement, and information that we subsequently file will automatically update and supersede information in this prospectus supplement and in our other filings with the SEC. We incorporate by reference the documents listed below, which we have already filed with the SEC until our offering is completed:

1. Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC on February 26, 2010;

2. Quarterly Reports on Form 10-Q for the quarter ended March 31, 2010, filed with the SEC on May 4, 2010 and the quarter ended June 30, 2010, filed with the SEC on August 6, 2010;

3. Current Reports on Form 8-K filed with the SEC on January 12, 2010, February 17, 2010, March 12, 2010, April 16, 2010, May 6, 2010, May 26, 2010, June 15, 2010, July 12, 2010 (regarding announcement of the merger), July 12, 2010 (regarding the Merger Agreement and Aon’s debt commitment letter), August 11, 2010, August 16, 2010, August 24, 2010, August 27, 2010 and September 3, 2010;

4. Proxy Statement on Schedule 14A filed with the SEC on April 7, 2010; and

5. Amendment No.1 to Registration Statement on Form S-4 filed with the SEC on August 17, 2010 (including the documents incorporated by reference therein).

You may request a copy of any filing referred to above (including any exhibits that are specifically incorporated by reference), at no cost, by contacting Aon at the following address or telephone number:

Aon Corporation

200 E. Randolph Street

Chicago, IL 60601

(312) 381-1000

LEGAL MATTERS

The validity of the Notes will be passed upon for us by Sidley Austin LLP, New York, New York. Davis Polk & Wardwell LLP, New York, New York, will pass upon certain matters for the underwriters.

EXPERTS

The consolidated financial statements of Aon Corporation appearing in Aon Corporation’s Annual Report on Form 10-K for the year ended December 31, 2009 and the effectiveness of Aon Corporation’s internal control over financial reporting as of December 31, 2009 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Hewitt Associates, Inc. appearing in Hewitt Associates, Inc.’s Annual Report on Form 10-K for the year ended September 30, 2009 and the effectiveness of Hewitt Associates, Inc.’s internal control over financial reporting as of September 30, 2009 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

Aon Corporation

Debt Securities

Preferred Stock

Common Stock

Convertible Securities

Share Purchase Contracts

Share Purchase Units

Guarantees

We may offer and sell from time to time, any of the securities listed above, in one or more series.

This prospectus contains a general description of the securities that we may offer for sale. The specific terms of these securities will be contained in one or more supplements to this prospectus. The prospectus supplements may also add to, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement, as well as the documents incorporated and deemed to be incorporated by reference in this prospectus, carefully before you invest.

Investing in our securities involves risk. See “Risk Factors” in our most recent Annual Report on Form 10-K, and any subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference in this prospectus.

Our executive offices are located at 200 East Randolph Street, Chicago, Illinois 60601, and our telephone number is (312) 381-1000.

Our common stock is listed on the New York Stock Exchange under the symbol “AOC.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We may sell securities directly or to or through underwriters, dealers or agents. For additional information on the method of sale, you should refer to the section entitled “Plan of Distribution.” The names of any underwriters, dealers or agents involved in the sale of any securities and the specific manner in which they may be offered, including any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth in the prospectus supplement covering the sale of those securities.

The date of this prospectus is June 8, 2009.

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission, which we refer to as the “SEC,” as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, which we refer to as the “Securities Act.” Under the automatic shelf registration process, we may, over time, offer any combination of the debt securities, preferred stock, common stock, convertible securities, share purchase contracts, share purchase units and guarantees described in this prospectus in one or more offerings. In this prospectus we will refer to the debt securities, preferred stock, common stock, convertible securities, share purchase contracts, share purchase units and guarantees collectively as the “securities.” We use the terms “Aon Corporation,” “Aon,” “the Company,” “we,” “us” and “our” to refer to Aon Corporation, unless the context otherwise requires. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement or other offering materials that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change the information in this prospectus. Please carefully read this prospectus and the applicable prospectus supplement, together with the documents incorporated and deemed to be incorporated by reference in this prospectus and the additional information described below under the heading “Where You Can Find More Information.”

As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. For further information, we refer you to the registration statement, including its exhibits and schedules. Statements contained in this prospectus about the provisions or contents of any contract, agreement or any other document referred to are not necessarily complete. For each of these contracts, agreements or documents filed as an exhibit to the registration statement, we refer you to the actual exhibit for a more complete description of the matters involved. You should rely only on the information incorporated or deemed to be incorporated by reference or provided in this prospectus and the applicable prospectus supplement. We have not authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date on the cover of the applicable document. Our business, financial condition and results of operations may have changed since that date. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain further information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public over the Internet at the SEC’s web site at http://www.sec.gov. In addition, you may inspect our SEC filings at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We make available free of charge most of our SEC filings through our Internet website (http://www.aon.com) as soon as reasonably practicable after we electronically file these materials with the SEC. You may access these SEC filings on our website. You may also find additional information about Aon Corporation and its subsidiaries on our website. The information on our web site is not a part of this prospectus. You may also request a copy of our SEC filings at no cost, by writing to or telephoning us at the following:

Aon Corporation

200 East Randolph Street

Chicago, Illinois 60601

Attention: Corporate Secretary

Telephone: (312) 381-1000

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Any information incorporated this way is considered to be part of this prospectus, and any information that we file later with the SEC will automatically update and supersede this information. SEC rules and regulations also allow us to “furnish” rather than “file” certain reports and information with the SEC. Any such reports or information which we have indicated as being “furnished” shall not be deemed to be incorporated by reference into or otherwise become a part of this prospectus, regardless of when furnished to the SEC. We incorporate by reference the following documents that we have filed with the SEC and any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of the initial filing of the registration statement until we complete our sale of the securities to the public (other than information in such filings that were furnished, under applicable SEC rules, rather than filed):

•	Annual Report on Form 10-K for the year ended December 31, 2008;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2009;

•	Current Reports on Form 8-K dated January 30, 2009, March 19, 2009 and April 22, 2009; and

•

The description of Aon Corporation’s common stock contained in Item 12 of the registration statement on Form 10 filed on February 19, 1980 (when we were called Combined International Corporation), and any amendment or report which we have filed (or will file after the date of this prospectus and prior to the termination of this offering) for the purpose of updating such description, including Aon Corporation’s Current Report on Form 8-K dated April 23, 1987 and Current Report on Form 8-K dated May 9, 2000.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus, the prospectus supplements, the documents incorporated or deemed to be incorporated by reference in this prospectus and other written or oral statements made from time to time by the Company may contain certain statements related to future results, or state our intentions, beliefs and expectations or predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to expectations or forecasts of future events. They use words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “project,” “intend,” “plan,” “potential,” “will,” and other words and terms of similar meaning in connection with a discussion of potential future events, circumstances or future operating or financial performance. You can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include:

•	general economic conditions in different countries in which we do business around the world;

•	changes in global equity and fixed income markets that could affect the return on invested assets;

•	fluctuations in exchange and interest rates that could influence revenue and expense;

•	rating agency actions that could affect our ability to borrow funds;

•	funding of our various pension plans;

•	changes in the competitive environment;

•	our ability to implement restructuring initiatives and other initiatives intended to yield cost savings;

•	changes in commercial property and casualty markets and commercial premium rates that could impact revenues;

•	the outcome of inquiries from regulators and investigations related to compliance with the U.S. Foreign Corrupt Practices Act and non-U.S. anti-corruption laws;

•

the impact of investigations brought by U.S. state attorneys general, U.S. state insurance regulators, U.S. federal prosecutors, U.S. federal regulators, and regulatory authorities in the U.K. and other countries;

•	the impact of class actions and individual lawsuits including client class actions, securities class actions, derivative actions and ERISA class actions;

•	the cost of resolution of other contingent liabilities and loss contingencies;

•	our ability to integrate Benfield Group Limited successfully and to realize the anticipated benefits of the Benfield Group Limited merger; and

•	other factors disclosed under “Risk Factors” incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2008.

Any or all of our forward-looking statements here or in other publications may turn out to be wrong, and there are no guarantees about our performance. We are under no obligation (and expressly disclaim any obligation) to update or alter any forward-looking statement, whether written or oral, that we may make from time to time, whether as a result of new information, future events or otherwise.

RISK FACTORS

An investment in our securities involves significant risks. Before purchasing any securities, you should carefully consider and evaluate all of the information included and incorporated or deemed to be incorporated by reference in this prospectus or the applicable prospectus supplement, including the risk factors incorporated by reference herein from our Annual Report on Form 10-K for the year ended December 31, 2008, as updated by annual, quarterly and other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein or in the applicable prospectus supplement. Our business, financial position, results of operations or liquidity could be adversely affected by any of these risks.

THE COMPANY

Aon Corporation serves its clients through two operating segments that include various worldwide subsidiaries:

•

The Risk and Insurance Brokerage Services segment consists primarily of our retail and reinsurance brokerage operations, as well as related insurance services, including underwriting management, captive insurance company management services, investment banking products and services, and premium financing. We sold our U.S. operations of the premium finance business of Cananwill in first quarter 2009.

•

The Consulting segment provides a broad range of consulting services. These services are delivered predominantly to corporate clientele that operate in the following practice areas: health and employee benefits, retirement, compensation, and strategic human capital and human resource outsourcing.

In November 2008, we completed our merger with Benfield Group Limited (“Benfield”), a leading independent reinsurance intermediary. Benfield has been integrated with our existing reinsurance operations (Aon Re Global) and is operating globally under the newly created Aon Benfield brand.

In April 2008, we completed the sale of our Combined Insurance Company of America and Sterling Insurance Company subsidiaries, which represented the majority of the operations of our former Insurance Underwriting segment. In January 2009, we signed a definitive agreement to sell our remaining property and casualty insurance underwriting operations that were in run-off. The results of all of these operations have been reclassified to discontinued operations for all financial periods presented or incorporated by reference herein.

Our clients include corporations and businesses, insurance companies, professional organizations, independent agents and brokers, governments, and other entities. We also serve individuals through personal lines, affinity groups, and certain specialty operations.

Aon was incorporated in 1979, and is the parent corporation of both long-established and more recently acquired companies. We operate in more than 120 countries and sovereignties and at March  31, 2009 had approximately 36,900 employees.

USE OF PROCEEDS

Unless we state otherwise in the applicable prospectus supplement, we expect to use the net proceeds from the sale of the securities for general corporate purposes, including securities repurchase programs, capital expenditures, working capital, repayment or reduction of long-term and short-term debt and the financing of acquisitions. We may invest funds that we do not immediately require in short-term marketable securities.

RATIOS

Our ratios of earnings to fixed charges and of earnings to combined fixed charges and preferred stock dividends for each of the periods indicated are as follows:

	Three Months Ended March 31,		Year Ended December 31,
	2009	2008	2008	2007	2006	2005	2004
Ratio of earnings to fixed charges	10.0	6.7	6.1	5.8	4.5	3.9	3.5
Ratio of earnings to combined fixed charges and preferred stock dividends	10.0	6.7	6.1	5.8	4.5	3.8	3.4

For these ratios, earnings consist of income from continuing operations before provision for income taxes and noncontrolling interest, less the earnings from unconsolidated entities under the equity method of accounting, and fixed charges. Fixed charges include interest expense and that portion of rental expense we deem to represent interest. Combined fixed charges and preferred stock dividends include preferred stock dividend requirements, interest expense and that portion of rental expense we deem to represent interest. Preferred stock dividends consist of the pre-tax earnings required to pay dividends on all preferred stock. Our earnings, fixed charges and preferred stock dividends include the earnings, fixed charges and preferred stock dividends of Aon Corporation and its subsidiaries considered as one enterprise.

DESCRIPTION OF DEBT SECURITIES

This prospectus describes certain general terms and provisions of our debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement or supplements to this prospectus. We will also indicate in the applicable prospectus supplement or supplements the extent to which the general terms and provisions described in this prospectus apply to a particular series of debt securities.

The debt securities we may offer pursuant to this prospectus will be unsecured obligations of Aon Corporation and will be either senior or subordinated debt. We will issue senior debt under an indenture to be dated as of as of a date before the first issuance of senior debt, as may be supplemented, between us and The Bank of New York Mellon Trust Company, N.A. (“The Bank of New York”), as the senior indenture trustee. We will issue subordinated debt under an indenture to be dated as of a date before the first issuance of subordinated debt, as may be supplemented, between us and The Bank of New York, as the subordinated indenture trustee. The senior debt indenture and the subordinated debt indenture are sometimes referred to in this prospectus individually as an “indenture” and collectively as the “indentures” and the senior indenture trustee and the subordinated indenture trustee are sometimes referred to in this prospectus individually as a “trustee.” We have summarized selected provisions of the indentures below. This is a summary and is not complete. It does not describe certain exceptions and qualifications contained in the indentures or the debt securities. If you would like more information on the provisions of either of the indentures, you should read the more detailed provisions of the applicable indenture. The senior debt indenture and the subordinated debt indenture have been filed as exhibits to the registration statement of which this prospectus is a part. In the summary, we have included parenthetical references to the section numbers of the applicable indenture so that you can easily locate those provisions.

General

The debt securities will be unsecured obligations of Aon Corporation. The indentures do not limit the amount of debt securities that we may issue under them. The indentures provide that we may issue debt securities from time to time in one or more series.

The debt securities issued under the senior debt indenture will be unsecured obligations and will rank equally with each other and with all of our other unsecured and unsubordinated indebtedness. The debt securities issued under the subordinated debt indenture will be subordinate and junior in right of payment, as more fully described in the subordinated debt indenture, to all of our senior indebtedness. See “—Subordination under the Subordinated Debt Indenture.”

Because we are a holding company, the holders of the debt securities may not receive assets of our subsidiaries in a liquidation or recapitalization until the claims of our subsidiaries’ creditors and insurance policyholders (in the case of insurance subsidiaries) are paid, except to the extent that we may have recognized claims against such subsidiaries. In addition, certain regulatory laws limit some of our subsidiaries from making payments to us of dividends and on loans and other transfers of funds.

We will include in a supplement to this prospectus the specific terms relating to the debt securities being offered. These terms will include some or all of the following:

•	the title of the debt securities and whether the debt securities will be senior or subordinated debt;

•	the total principal amount of the debt securities;

•	the maturity date or dates of the debt securities;

•	the interest rate or rates, if any (which may be fixed or variable) and, if applicable, the method used to calculate the interest rate;

•	the date or dates from which interest will accrue and on which interest will be payable and the dates used to determine the persons to whom interest will be paid;

•	the place or places where principal of, and any premium or interest on, the debt securities will be paid;

•	whether (and if so, when and under what terms and conditions) the debt securities may be redeemed by us at our option or at the option of the holders;

•	whether there will be a sinking fund;

•

if other than United States dollars and denominations of $1,000 or any multiple of $1,000, the currency or currencies or currency unit or currency units and denomination in which the debt securities will be issued;

•	if other than the principal amount, the portion of the principal amount of the debt securities that we will pay upon acceleration of the maturity date;

•	whether we will issue the debt securities in registered or bearer (“unregistered”) form or both;

•	if we issue debt securities in unregistered form, any restrictions on the exchange of one form for another and to the offer, sale and delivery of such unregistered securities;

•

whether and under what circumstances and conditions we will pay additional amounts on the debt securities held by foreign persons in respect of any tax, assessment or governmental charge imposed on such holders with respect to the debt securities (“additional amounts”);

•	whether we will issue the debt securities in certificated or book-entry form;

•	whether they will be convertible into shares of common stock and the terms and conditions governing such conversion; and

•	any other terms of the series being offered, so long as they are not inconsistent with any provision of the applicable indenture. (Section 2.01)

If we denominate the purchase price of a series of debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of, any premium and interest on, and any additional amounts with respect to any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will describe any special United States federal income tax considerations in the applicable prospectus supplement.

We will pay principal and any interest, premium and additional amounts in the manner, at the places and subject to the restrictions set forth in the indentures, the debt securities and the applicable prospectus supplement. We will not impose a service charge for any transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed. (Section 2.05) Unregistered debt securities and any related coupons will be transferable by delivery. (Section 2.05)

Unless otherwise indicated in the applicable prospectus supplement, we will issue debt securities in fully registered form, without coupons, in denominations of $1,000 or multiples of $1,000. (Sections 2.01 and 2.04)

We may offer to sell at a substantial discount below their stated principal amount, debt securities bearing no interest or interest at a rate that, at the time of issuance, is below the prevailing market rate. We will describe any special United States federal income tax considerations applicable to any of those discounted debt securities in the applicable prospectus supplement.

We may offer to sell debt securities in which the principal or interest will be determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. The principal amount or payment of interest applicable to such debt securities may be greater than or less than the amount of principal or interest otherwise payable, depending upon the value of the applicable currency, commodity, equity index or other factor on the date on which such principal or interest is due. We will set forth in the applicable prospectus supplement information about the methods used to determine the amount of principal or interest payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on that date is linked and certain additional tax considerations applicable to such debt securities.

The indentures do not restrict our ability to incur unsecured indebtedness or, subject to the restrictions described in “—Consolidation and Merger,” to engage in reorganizations, restructurings, mergers, consolidations or similar transactions that have the effect of increasing our indebtedness. Accordingly, unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions that afford holders protection against our incurring such indebtedness or engaging in certain reorganizations or transactions. As a result, we could become highly leveraged.

Events of Default

With respect to any series of debt securities, “event of default” means any of the following:

•	we fail to pay the interest or any additional amount on any debt security of that series when due and such failure continues for 30 days;

•	we fail to pay the principal or any premium on any debt security of that series when due;

•

we fail to comply with any of our other agreements contained in the applicable indenture and such failure continues for 90 days after written notice is given to us of that failure from the applicable trustee (or to us and such trustee from the holders of at least 25% in principal amount of the outstanding debt securities of that series);

•	certain events of bankruptcy, insolvency or reorganization relating to us; and

•	any other event of default provided with respect to debt securities of that series that is described in the applicable prospectus supplement accompanying this prospectus. (Section 6.01)

If there is a continuing event of default with respect to any outstanding series of debt securities, the applicable trustee or the holders of at least 25% of the outstanding principal amount of the debt securities of that series may require us to pay immediately the principal (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) of and accrued and unpaid interest, if any, on all debt securities of that series. However, at any time after such trustee or the holders, as the case may be, declare such acceleration with respect to debt securities of any series, but before the applicable person has obtained a judgment or decree for payment of the money, the holders of a majority in principal amount of the outstanding debt securities of that series may, under certain conditions, cancel such acceleration if (i) we have cured all events of default (other than the non-payment of accelerated principal) with respect to debt securities of that series or (ii) all such events of default have been waived, each as provided in the applicable indenture. (Section 6.01) For information as to waiver of defaults, see “—Modification and Waiver”. We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of the maturity of a portion of the principal amount of such debt securities triggered by an event of default.

Each indenture provides that, subject to the duties of the trustee to act with the required standard of care if there is a continuing event of default, the trustee need not exercise any of its rights or powers under the indenture at the request or direction of any of the holders of debt securities, unless such holders have offered to the trustee security or indemnity reasonably satisfactory to it. (Section 6.04) Subject to such provisions for security or indemnification of each trustee and certain other conditions, the holders of the majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee or exercising any trust or power such trustee holds with respect to the debt securities of that series. (Section 6.06)

No holder of any debt security of any series will have any right to institute any proceeding with respect to either indenture or for any remedy under the applicable indenture unless:

•

the applicable trustee has failed to institute such proceeding for 60 days after the holder has previously given to such trustee written notice of a continuing event of default with respect to debt securities of that series;

•

the holders of at least 25% in principal amount of the outstanding debt securities of that series have made written request, and offered reasonable security or indemnity, to the applicable trustee to institute such proceeding as trustee; and

•	the applicable trustee has not received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with such request. (Section 6.04)

However, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, and any premium or interest on, and any additional amounts with respect to, such debt security on or after the date or dates they are to be paid as expressed in such debt security and to institute suit for the enforcement of any such payment. (Section 6.04)

Each indenture provides that the trustee shall provide notice to the holders of debt securities of any series within 90 days of the occurrence of any default with respect to debt securities of that series known to the trustee, except that the trustee need not provide holders of debt securities of any series notice of any default (other than the non-payment of principal or any premium, interest or additional amounts) if it considers it in the interest of the holders of debt securities of that series not to provide such notice. (Section 6.07)

Consolidation and Merger

Each indenture provides that we may consolidate with or merge into, or transfer or lease our assets substantially as an entirety to, another entity or person without the consent of any debt security holders if, along with certain other conditions in the indentures:

•

the person (if other than us) formed by such consolidation or into which we merge or which acquires or leases our assets is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia and expressly assumes our obligations on the debt securities and under the applicable indenture; and

•	after giving effect to such transaction, there is no event of default, and no event which, after notice or passage of time or both, would become an event of default. (Section 11.01)

Defeasance

Defeasance and Discharge. Unless the debt securities of any series provide otherwise, we may be discharged from any and all obligations in respect of the debt securities of that series (except for certain obligations to register the transfer or exchange of debt securities of that series, to replace stolen, destroyed, lost or mutilated debt securities of that series, to maintain paying agencies, to compensate and indemnify the applicable trustee or to furnish such trustee (if the trustee is not the registrar) with the names and addresses of holders of debt securities of that series). This discharge, referred to as defeasance, will occur only if, among other things:

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we irrevocably deposit with the applicable trustee, in trust, money and/or securities of the government which issues the currency in which the debt securities of that series are payable or securities of agencies backed by the full faith and credit of such government, which, through the payment of interest and principal in accordance with their terms, will provide, in the opinion of a nationally recognized public accounting firm, enough money to pay each installment of principal of, and any premium and interest on, and any additional amounts and any mandatory sinking fund payments in respect of, the debt securities of that series on the applicable due dates for those payments in accordance with the terms of those debt securities; and

•

we deliver to the applicable trustee an opinion of counsel confirming that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the discharge had not occurred.

That opinion must state that we have received from the United States Internal Revenue Service a ruling or, since the date of execution of the applicable indenture, there has been a change in the applicable United States federal income tax law, in any case, in support of that opinion. (Sections 13.02 and 13.04)

In addition, we may also obtain a discharge of either indenture with respect to all debt securities issued under such indenture by depositing with the applicable trustee, in trust, enough money to pay all amounts due on the debt securities on the date such payments are due or upon redemption of all of such debt securities, so long as such debt securities are by their terms to become due and payable within one year or are to be called for redemption within one year. (Section 12.01)

Defeasance of Certain Covenants and Certain Events of Default. Unless the debt securities of any series provide otherwise, upon compliance with certain conditions:

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we may omit to comply with any provision of the applicable indenture (except for certain obligations to register the transfer or exchange of debt securities of that series, to replace stolen, destroyed, lost or mutilated debt securities of that series, to maintain paying agencies, to compensate and indemnify the applicable trustee or to furnish such trustee (if the trustee is not the registrar) with the names and addresses of holders of debt securities of that series), including the covenant described under “—Consolidation and Merger”; and

•	any omission to comply with those covenants will not constitute an event of default with respect to the debt securities of that series (“covenant defeasance”). (Sections 13.03 and 13.04)

The conditions include:

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irrevocably depositing with the applicable trustee money and/or securities of the government which issues the currency in which the debt securities of that series are payable or securities of agencies backed by the full faith and credit of such government, which, through the payment of interest and principal in accordance with their terms, will provide, in the opinion of a nationally recognized public accounting firm, enough money to pay each installment of principal of, any premium and interest on, and any additional amounts and any mandatory sinking fund payments in respect of, the debt securities of that series on the due dates for those payments in accordance with the terms of those debt securities; and

•

delivering to the applicable trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred. (Section 13.04)

Covenant Defeasance and Certain Other Events of Default. If we exercise our option to effect a covenant defeasance with respect to the debt securities of any series as described above and the debt securities of that series are thereafter declared due and payable because of an event of default (other than an event of default caused by failing to comply with the covenants that are defeased), the amount of money and securities we have deposited with the applicable trustee would be sufficient to pay amounts due on the debt securities of that series on their respective due dates but may not be sufficient to pay amounts due on the debt securities of that series at the time of acceleration resulting from such event of default. However, we would remain liable for any shortfall.

Modification and Waiver

Each indenture provides that we may enter into supplemental indentures with the trustee without the consent of the holders of debt securities to:

•	document the fact that a successor corporation has assumed our obligations;

•	add covenants or events of default for the protection of the holders of debt securities;

•

add or change provisions as are necessary to permit issuance of global debt securities or unregistered securities and to facilitate the exchangeability of such debt securities with registered securities and the issuance of uncertificated debt securities of any series;

•	cure any ambiguity or correct any inconsistency in the indenture or in the terms of the debt securities;

•	document the fact that a successor trustee has been appointed;

•	establish the forms and terms of debt securities of any series; or

•	provide for the terms and conditions of convertible debt securities to the extent such terms and conditions are different from those already provided in the indenture. (Section 10.01)

We may enter into a supplemental indenture to modify either indenture with the consent of the trustee and holders of at least a majority in principal amount of outstanding debt securities of each series affected by such supplemental indenture. However, we may not modify either indenture without the consent of the holders of all then outstanding debt securities of the affected series to:

•	extend the maturity date of, or change the due date of any installment of principal of or interest on, or payment of additional amounts with respect to, the debt securities of that series;

•	reduce the principal amount of, or any premium or interest rate on, or any additional amounts with respect to, the debt securities of that series;

•	reduce the amount due and payable upon acceleration or make payments thereon payable in any currency other than that provided in such debt security;

•	impair the right to institute suit for the enforcement of any such payment on or after it is due; or

•

reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is necessary to effect any such modification or amendment of the indenture, for waiver of compliance with certain covenants and provisions in the indenture or for waiver of certain defaults. (Section 10.02)

In the case of the subordinated debt indenture, no modification may adversely affect the rights of any holder of senior indebtedness under the subordination provisions of the subordinated debt indenture without the consent of such holder. (Section 10.02 of the subordinated debt indenture)

The holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive any past default under either indenture with respect to that series, except a default in the payment of the principal of or any premium or any interest on, any debt security of that series or in respect of a provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding debt security of that affected series. (Section 6.09)

Global Securities

We may issue the debt securities of a series in global form that we will deposit with, or on behalf of, a depositary identified in the applicable prospectus supplement. We anticipate that any global securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (“DTC”), and will be registered in the name of DTC’s nominee, and that the following provisions will apply to the depositary arrangements with respect to any global securities. We will describe additional or differing terms of the depositary arrangements in the prospectus supplement relating to a particular series of debt securities issued in the form of global securities.

Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the debt securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the debt securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the indenture. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the debt securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the debt securities in definitive form and will not be considered the owners or holders of the debt securities under the indenture. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the indenture. The laws of some states may require that some purchasers of securities take physical delivery of those securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global security.

To facilitate subsequent transfers, all debt securities deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of debt securities with DTC and their registration in the name of Cede & Co. do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities; DTC’s records reflect only the identity of the direct participants to whose accounts such debt securities are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

We will make payments due on the debt securities to Cede & Co., as nominee of DTC, in immediately available funds. DTC’s practice upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, is to immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. Payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants. Payment to Cede & Co. is our responsibility. Disbursement of such payments to direct participants is the responsibility of Cede & Co. Disbursement of such payments to the beneficial owners is the responsibility of direct and indirect participants.

Neither we nor the trustee nor any other agent of ours or any agent of the trustee will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that DTC will take any action permitted to be taken by a holder of securities (including the presentation of securities for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a global security are credited and only in respect of such portion of the aggregate principal amount of the securities as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the debt securities, DTC will exchange each global security for definitive securities, which it will distribute to its participants.

If the depositary for any of the debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by the obligor within 90 days, the obligor will issue debt securities in definitive form in exchange for the registered global security that had been held by the depositary. Any debt securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the trustee or other relevant agent of the obligor or trustee. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary. In addition, we may at any time determine that the debt securities of any series shall no longer be represented by a global security and will issue securities in definitive form in exchange for such global security pursuant to the procedure described above.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations, some of whom own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

The information in this prospectus concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy or completeness. We assume no responsibility for the performance by DTC or its participants of their respective obligations, including obligations that they have under the rules and procedures that govern their operations.

Subordination under the Subordinated Debt Indenture

The subordinated debt securities issued under the subordinated debt indenture will be subordinate and junior in right of payment to all senior indebtedness to the extent provided in the subordinated debt indenture. (Sections 14.01 and 14.03 of the subordinated debt indenture) We may not make any payments on account of principal or any premium, redemption, interest or other amount on the subordinated debt securities at any time when we have defaulted with respect to payment of principal or any premium, interest, sinking fund or other payment due on the senior indebtedness. (Section 14.02 of the subordinated debt indenture). If we make any payment described in the foregoing sentence under the subordinated debt indenture before all senior indebtedness is paid in full, such payment or distribution will be applied to pay off the senior indebtedness which remains unpaid. Subject to the condition that the senior indebtedness is paid in full, if any such payments are made on the senior indebtedness as described above, the subordinated debt security holders will be subrogated to the rights of the senior debt security holders. (Section 14.03 of the subordinated debt indenture)

The subordinated debt indenture defines the term “senior indebtedness” to mean:

•

all indebtedness of Aon Corporation, whether outstanding on the date of the subordinated debt indenture or created later, for money borrowed (other than subordinated debt securities) or otherwise evidenced by a note or similar instrument given in connection with the acquisition of any property or assets (other than inventory or other similar property acquired in the ordinary course of business), including securities or for the payment of money relating to a capitalized lease obligation (as defined in the subordinated debt indenture);

•	any indebtedness of others described in the preceding bullet point which we have guaranteed or which is otherwise our legal obligation;

•	any of our indebtedness under interest rate swaps, caps or similar hedging agreements and foreign exchange contracts, currency swaps or similar agreements; and

•	renewals, extensions, refundings, restructurings, amendments and modifications of any indebtedness or guarantee described above. (Section 1.01 of the subordinated debt indenture)

“Senior indebtedness” does not include:

•	any of our indebtedness to any of our subsidiaries; or

•	any of our indebtedness which by its terms is equal or subordinated to the subordinated debt securities in rights of payment or upon liquidation. (Section 1.01 of the subordinated debt indenture)

Because of the subordination provisions described above, some of our general creditors may recover proportionately more than holders of the subordinated debt securities if our assets are distributed as a result of insolvency or bankruptcy. The subordinated debt indenture provides that the subordination provisions will not apply to money and securities held in trust pursuant to the satisfaction and discharge and the legal defeasance provisions of the subordinated debt indenture. (Section 14.03 of the subordinated debt indenture.) See “—Defeasance” for additional information regarding the legal defeasance provisions affecting the subordinated debt.

We will set forth (or incorporate by reference) the approximate amount of senior indebtedness outstanding as of a recent date in any prospectus supplement under which we offer to sell subordinated debt securities.

Conversion Rights

We will include in a supplement to this prospectus the terms and conditions, if any, on which debt securities being offered are convertible into common stock. Such terms will include the conversion price, the conversion period, provisions as to whether conversion will be at our option or the option of the holder, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such debt securities.

Regarding the Trustee

We have commercial deposits and custodial arrangements with the trustee for the indentures and have borrowed money from the trustee in the normal course of business. We may enter into similar or other banking relationships with the trustee in the future in the normal course of business. In addition, we have provided brokerage and other insurance services in the ordinary course of their respective businesses for the trustee. The trustee is also trustee with respect to other debt securities we have issued.

The Bank of New York will be serving as the trustee under the senior debt indenture and the subordinated debt indenture. Consequently, if an actual or potential event of default occurs with respect to either the senior debt or the subordinated debt, the trustee may be considered to have a conflicting interest for purposes of the Trust Indenture Act of 1939. In that case, the trustee may be required to resign under one or both of the indentures, and we would be required to appoint a successor trustee. For this purpose, a “potential” event of default means an event that would be an event of default if the requirements for giving us default notice or for the default having to exist for a specific period of time were disregarded.

Governing Law

The indentures will be governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF PREFERRED STOCK AND COMMON STOCK

Our second restated certificate of incorporation, as amended, authorizes us to issue 750,000,000 shares of common stock, par value $1.00 per share, and 25,000,000 shares of serial preferred stock, par value $1.00 per share. In general, any series of preferred stock is afforded preferences regarding dividends and liquidation rights over the common stock. The second restated certificate of incorporation, as amended, empowers the board of directors of Aon Corporation, without approval of the stockholders, to cause preferred stock to be issued in one or more series, with the numbers of shares of each series and the rights, preferences and limitations of each series to be determined by it. The description set forth below is only a summary and is not complete. For more information regarding the preferred stock and common stock which may be offered by this prospectus, please refer to the applicable prospectus supplement and our second restated certificate of incorporation, as amended, which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. In addition, a more detailed description of the common stock may be found in the documents referred to in the fourth bullet point in the second paragraph of “Where You Can Find More Information”.

Because we are a holding company, the holders of the preferred and common stock may not receive assets of our subsidiaries in a liquidation or recapitalization of Aon Corporation and its subsidiaries until the claims of the subsidiaries’ creditors and insurance policyholders (in the case of insurance subsidiaries) are paid, except to the extent that we may have recognized claims against such subsidiaries.

Preferred Stock

We will include in a supplement to this prospectus the terms relating to any preferred stock being offered. These terms will include some or all of the following:

•	the number of shares;

•	the designation of the series;

•	the initial offering price;

•	any liquidation preference per share;

•	any dividend rights and the specific terms relating thereto;

•	whether and upon what terms the shares will be redeemable;

•	whether and upon what terms the shares will have a sinking fund to be used to purchase or redeem the shares of any series;

•	whether and upon what terms the shares will be convertible or exchangeable into another security;

•	the relative priority of such shares to other classes or series of preferred stock with respect to rights and preferences;

•	any provisions for the auction or remarketing of the preferred stock;

•

the restrictions, if any, on the issue or reissue of any additional preferred stock, including increases or decreases in the number of shares of any series subsequent to the issue of shares of that series;

•	any voting rights;

•	whether or not the shares are or will be listed on any securities exchange;

•	any additional terms, preferences, rights, limitations or restrictions applicable to the shares; and

•	a discussion of Federal income tax considerations applicable to the shares.

Common Stock

We will include in a supplement to this prospectus the terms of any offering of our common stock, including the number of shares offered, the initial offering price, market price and dividend information.

Common stockholders will receive dividends as may be declared at various times by the board of directors out of funds legally available for that purpose. Common stockholders are entitled to one vote per share on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Common stockholders will receive, upon any liquidation of Aon Corporation, all remaining assets available for distribution to stockholders after we satisfy our liabilities relating to, and make payments in respect of preferential obligations of, any preferred stock that may then be issued and outstanding. Common stockholders have no preemptive rights. The common stock is listed on the New York Stock Exchange. Computershare Trust Company, N.A. is the registrar and transfer agent for the common stock.

Certain Anti-Takeover Provisions

Our second restated certificate of incorporation, as amended, contains provisions, summarized below, that could have the effect of delaying, deferring or preventing a change of control of Aon Corporation. Because this is a summary, it does not contain all of the information that may be important to you. You should read carefully the provisions of our second restated certificate of incorporation, as amended, as well as the provisions of any applicable laws.

Our second restated certificate of incorporation, as amended, provides that the approval of a voluntary liquidation or dissolution of Aon Corporation and certain business combinations (including mergers, consolidations, sales, leases and exchanges), requires the affirmative vote of at least two-thirds of all of the securities of Aon Corporation then entitled to vote at a meeting of stockholders, considered as one class. Our second restated certificate of incorporation, as amended, also permits our board of directors, in response to certain acquisition proposals (including tender or exchange offers, mergers, consolidations and sales), to consider not only the best interests of the stockholders, but also such other factors as the board of directors deems relevant, including social, legal and economic effects upon employees, field sales agents, suppliers, customers, policyholders and business. In addition, unless the board of directors decides otherwise with respect to any series of preferred stock, stockholders may not take any action by written consent if such action is the type that must or may be taken at any annual or special meeting of stockholders.

Under Section 203 of the Delaware General Corporation Law, we may not engage in certain business combinations (as defined in such section) with any interested stockholders (as defined in such section) for a period of three years following the date that such stockholder became an interested stockholder, unless:

•	prior to such date our board of directors approved the business combination with the interested stockholder or the transaction which resulted in such stockholder becoming an interested stockholder;

•	the interested stockholder owned at least 85% of our voting stock upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder; or

•	the business combination is approved by the affirmative vote of at least two-thirds of the outstanding voting stock.

Our board of directors has adopted a resolution making the provisions of Section 203 inapplicable to transactions involving Mr. Patrick G. Ryan, our former Executive Chairman.

DESCRIPTION OF THE SHARE PURCHASE CONTRACTS

AND THE SHARE PURCHASE UNITS

We may issue share purchase contracts, representing contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of our common stock at a future date or dates. The price per share and the number of shares of our common stock may be fixed at the time the share purchase contracts are issued or may be determined by reference to a specific formula set forth in the share purchase contracts. The share purchase contracts may be issued separately or as a part of share purchase units consisting of a share purchase contract and, as security for the holder’s obligations to purchase the shares under the share purchase contracts, either:

•	senior debt securities or subordinated debt securities;

•	shares of preferred stock; or

•	debt obligations of third parties, including U.S. Treasury securities.

The share purchase contracts may require us to make periodic payments to the holders of the share purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The share purchase contracts may require holders to secure their obligations in a specified manner and, in certain circumstances, we may deliver newly issued prepaid share purchase contracts upon release to a holder of any collateral securing such holder’s obligations under the original share purchase contract.

The applicable prospectus supplement will describe the terms of any share purchase contracts or share purchase units and, if applicable, prepaid share purchase contracts.

DESCRIPTION OF GUARANTEES

We may issue from time to time guarantees for the benefit of holders of specified underlying securities of our subsidiaries or affiliates. Any such guarantees will, unless otherwise specified in the applicable prospectus supplement, include the following terms and conditions, plus any additional terms specified in the accompanying prospectus supplement.

A guarantee will provide that we unconditionally guarantee the due and punctual payment of the principal, interest (if any), premium (if any) and all other amounts due under the applicable underlying securities when the same shall become due and payable, whether at maturity, pursuant to mandatory or optional repayments, by acceleration or otherwise, in each case after any applicable grace periods or notice requirements, according to the terms of the applicable underlying securities. Any guarantee shall be unconditional irrespective of the validity or enforceability of the applicable underlying security, any change or amendment thereto or any other circumstances that may otherwise constitute a legal or equitable discharge or defense of a guarantor. However, we will not waive presentment or demand of payment or notice with respect to the applicable underlying security unless otherwise provided in the accompanying prospectus supplement.

We shall be subrogated to all rights of the issuer of the applicable underlying securities in respect of any amounts paid by us pursuant to the provisions of a guarantee, except to the extent otherwise stated in a prospectus supplement. The guarantee shall continue to be effective or reinstated, as the case may be, if at any time any payment made by the issuer of the applicable underlying security is rescinded or must otherwise be returned upon the insolvency, bankruptcy or reorganization of Aon, the issuer of the applicable underlying security or otherwise.

PLAN OF DISTRIBUTION

We may sell the securities covered by this prospectus in any of the following ways (or in any combination):

•	through underwriters, dealers or remarketing firms;

•	directly to one or more purchasers, including to a limited number of institutional purchasers; or

•	through agents.

Any such dealer or agent, in addition to any underwriter, may be deemed to be an underwriter within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). Any discounts or commissions received by an underwriter, dealer, remarketing firm or agent on the sale or resale of securities may be considered by the SEC to be underwriting discounts and commissions under the Securities Act.

In addition, we may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with such a transaction, the third parties may, pursuant to this prospectus and the applicable prospectus supplement, sell securities covered by this prospectus and the applicable prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close any related short positions. We may also loan or pledge securities covered by this prospectus and the applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities covered by this prospectus and the applicable prospectus supplement.

The terms of the offering of the securities with respect to which this prospectus is being delivered will be set forth in the applicable prospectus supplement and will include, among other things:

•	the type of and terms of the securities offered;

•	the price of the securities;

•	the proceeds to us from the sale of the securities;

•	the names of the securities exchanges, if any, on which the securities are listed;

•	the names of any underwriters, dealers, remarketing firms or agents and the amount of securities underwritten or purchased by each of them;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any underwriting discounts, agency fees or other compensation to underwriters or agents; and

•	any discounts or concessions which may be allowed or reallowed or paid to dealers.

If underwriters are used in the sale of securities, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters acting alone. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities described in the applicable prospectus supplement will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such securities if any are purchased by them. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If the dealers acting as principals are used in the sale of any securities, such securities will be acquired by the dealers, as principals, and may be resold from time to time in one or more transactions at varying prices to be determined by the dealer at the time of resale. The name of any dealer and the terms of the transactions will be set forth in the applicable prospectus supplement with respect to the securities being offered.

Securities may also be offered and sold, if so indicated in the applicable prospectus supplement in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms, which we refer to herein as the “remarketing firms,” acting as principals for their own accounts or as our agents, as applicable. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act in connection with the securities remarketed thereby.

The securities may be sold directly by us or through agents designated by us from time to time. In the case of securities sold directly by us, no underwriters or agents would be involved. Any agents involved in the offer or sale of the securities in respect of which this prospectus is being delivered, and any commissions payable by us to such agents, will be set forth in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

We may authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase the securities to which this prospectus and the applicable prospectus supplement relates from us at the public offering price set forth in the applicable prospectus supplement, plus, if applicable, accrued interest, pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the applicable prospectus supplement will set forth the commission payable for solicitation of such contracts.

Agents, dealers, underwriters and remarketing firms may be entitled, under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution to payments they may be required to make in respect thereof. Agents, dealers, underwriters and remarketing firms may be customers of, engage in transactions with, or perform services for us or our subsidiaries in the ordinary course of business.

Unless otherwise indicated in the applicable prospectus supplement, all securities offered by this prospectus, other than our common stock that is listed on the New York Stock Exchange, will be new issues with no established trading market. We may elect to list any of the securities on one or more exchanges, but unless otherwise specified in the applicable prospectus supplement, we shall not be obligated to do so. In addition, underwriters will not be obligated to make a market in any securities. No assurance can be given regarding the activity of trading in, or liquidity of, any securities.

Any underwriter may engage in over-allotment, stabilizing, transactions, short, covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying securities so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

VALIDITY OF SECURITIES

The validity of the securities will be passed upon for us by Jennifer L. Kraft, our Vice President, Associate General Counsel and Secretary, and for any underwriters or agents by counsel named in the applicable prospectus supplement.

Ms. Kraft beneficially owns, or has the right to acquire, an aggregate of less than 0.01% of the common stock of Aon Corporation.

EXPERTS

The consolidated financial statements of Aon Corporation incorporated by reference in Aon Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2008, and the effectiveness of Aon Corporation’s internal control over financial reporting as of December 31, 2008 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, incorporated by reference therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

$1,500,000,000

Aon Corporation

$600,000,000 3.50% Notes due 2015

$600,000,000 5.00% Notes due 2020

$300,000,000 6.25% Notes due 2040

PROSPECTUS SUPPLEMENT

Credit Suisse

Morgan Stanley

BofA Merrill Lynch

Deutsche Bank Securities

RBS

Aon Benfield Securities, Inc.

ANZ Securities

Loop Capital Markets

RBC Capital Markets

UBS Investment Bank

Wells Fargo Securities

September 7, 2010